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Exhibit 99.4

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
TriMas Corporation:

        We have audited the accompanying consolidated balance sheets of TriMas Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TriMas Corporation and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

        As discussed in note 3 to the consolidated financial statements, the Company changed its accounting policy in 2008 to change its required annual goodwill impairment test from December 31 to October 1.

(signed) KPMG LLP

Detroit, Michigan
March 9, 2009, except for note 19, as to which the date is December 14, 2009

TriMas Corporation

Consolidated Balance Sheet

(Dollars in thousands)

	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$3,910	$4,800
Receivables, net	104,760	89,370
Inventories	188,950	181,790
Deferred income taxes	16,970	18,860
Prepaid expenses and other current assets	7,430	7,010
Assets of discontinued operations held for sale	26,200	41,450

Total current assets	348,220	343,280
Property and equipment, net	181,570	186,840
Goodwill	202,280	367,420
Other intangibles, net	178,880	203,170
Other assets	19,270	27,280

Total assets	$930,220	$1,127,990

Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$10,360	$8,390
Accounts payable	111,810	121,860
Accrued liabilities	66,340	71,830
Liabilities of discontinued operations	1,340	1,450

Total current liabilities	189,850	203,530
Long-term debt	599,580	607,600
Deferred income taxes	51,650	73,280
Other long-term liabilities	34,240	35,090

Total liabilities	875,320	919,500

Preferred stock $0.01 par: Authorized 100,000,000 shares;
Issued and outstanding: None	—	—
Common stock, $0.01 par: Authorized 400,000,000 shares;
Issued and outstanding: 33,620,410 and 33,409,500 shares
at December 31, 2008 and 2007, respectively	330	330
Paid-in capital	527,000	525,960
Accumulated deficit	(510,160)	(373,970)
Accumulated other comprehensive income	37,730	56,170

Total shareholders' equity	54,900	208,490

Total liabilities and shareholders' equity	$930,220	$1,127,990

The accompanying notes are an integral part of these financial statements.

TriMas Corporation

Consolidated Statement of Operations

(Dollars in thousands, except per share amounts)

	Year ended December 31,
	2008	2007	2006
Net sales	$1,021,300	$1,003,070	$948,340
Cost of sales	(758,120)	(729,510)	(692,540)

Gross profit	263,180	273,560	255,800
Selling, general and administrative expenses	(166,500)	(173,810)	(157,040)
Advisory services agreement termination fee	—	(10,000)	—
Costs for early termination of operating leases	—	(4,230)	—
Settlement of Canadian benefit plan liability	—	(3,870)	—
Net loss on dispositions of property and equipment	(340)	(1,720)	(550)
Impairment of property and equipment	(500)	(3,370)	(510)
Impairment of goodwill and indefinite-lived intangible assets	(172,220)	(171,210)	(116,500)

Operating loss	(76,380)	(94,650)	(18,800)

Other expense, net:
Interest expense	(55,740)	(68,310)	(79,060)
Gain (loss) on extinguishment of debt	3,740	(7,440)	(8,610)
Other expense, net	(2,290)	(3,880)	(4,150)

Other expense, net	(54,290)	(79,630)	(91,820)

Loss from continuing operations before income tax benefit (expense)	(130,670)	(174,280)	(110,620)
Income tax benefit (expense)	2,080	13,080	(810)

Loss from continuing operations	(128,590)	(161,200)	(111,430)
Income (loss) from discontinued operations, net of income tax benefit (expense)	(7,600)	2,770	(17,480)

Net loss	$(136,190)	$(158,430)	$(128,910)

Earnings (loss) per share—basic:
Continuing operations	(3.85)	(5.66)	(5.51)
Discontinued operations, net of income tax benefit	(0.22)	0.10	(0.86)

Net loss per share	$(4.07)	$(5.56)	$(6.37)

Weighted average common shares—basic	33,422,572	28,498,678	20,229,716

Earnings (loss) per share—diluted:
Continuing operations	(3.85)	(5.66)	(5.51)
Discontinued operations, net of income tax benefit	(0.22)	0.10	(0.86)

Net loss per share	$(4.07)	$(5.56)	$(6.37)

Weighted average common shares—diluted	33,422,572	28,498,678	20,229,716

The accompanying notes are an integral part of these financial statements.

TriMas Corporation

Consolidated Statement of Cash Flows

(Dollars in thousands)

	Year ended December 31,
	2008	2007	2006
Cash Flows from Operating Activities:
Net loss	$(136,190)	$(158,430)	$(128,910)
Adjustments to reconcile net loss to net cash provided by operating activities, net of acquisition impact:
Impairment of goodwill and indefinite-lived intangible assets	184,530	171,210	116,500
Impairment of property and equipment	500	3,370	15,760
(Gain) loss on dispositions of property and equipment	70	(630)	3,530
Depreciation	28,430	25,870	22,250
Amortization of intangible assets	15,640	15,480	16,490
Amortization of debt issue costs	2,450	2,700	4,330
Deferred income taxes	(19,690)	(9,480)	(11,280)
(Gain) loss on extinguishment of debt	(3,740)	2,500	7,920
Non-cash compensation expense	1,040	550	1,350
Net proceeds from (reductions in) sale of receivables and receivables securitization	(18,310)	25,980	(14,120)
(Increase) decrease in receivables	(480)	(15,670)	9,760
Increase in inventories	(8,740)	(25,080)	(11,310)
(Increase) decrease in prepaid expenses and other assets	3,490	12,540	(1,390)
Increase (decrease) in accounts payable and accrued liabilities	(13,930)	13,690	(15,260)
Other, net	(3,900)	370	260

Net cash provided by operating activities, net of acquisition impact	31,170	64,970	15,880

Cash Flows from Investing Activities:
Capital expenditures	(29,170)	(34,730)	(22,480)
Acquisition of leased assets	—	(29,960)	(7,360)
Acquisition of businesses, net of cash acquired	(6,650)	(13,540)	—
Net proceeds from disposition of businesses and other assets	2,440	9,320	7,680

Net cash used for investing activities	(33,380)	(68,910)	(22,160)

Cash Flows from Financing Activities:
Proceeds from sale of common stock in connection with the Company's initial public offering, net of issuance costs	—	126,460	—
Repayments of borrowings on senior credit facilities	(5,070)	(4,940)	(257,410)
Proceeds from borrowings on term loan facilities	490	—	260,000
Proceeds from borrowings on revolving credit facilities	576,990	508,540	688,870
Repayments of borrowings on revolving credit facilities	(566,970)	(524,920)	(683,150)
Debt issuance costs	—	—	(2,160)
Retirement of senior subordinated notes	(4,120)	(100,000)	—

Net cash provided by financing activities	1,320	5,140	6,150

Cash and Cash Equivalents:
Increase (decrease) for the year	(890)	1,200	(130)
At beginning of year	4,800	3,600	3,730

At end of year	$3,910	$4,800	$3,600

Supplemental disclosure of cash flow information:
Cash paid for interest	$52,660	$63,690	$69,880

Cash paid for taxes	$8,060	$8,660	$14,050

The accompanying notes are an integral part of these financial statements.

 TriMas Corporation
Consolidated Statement of Shareholders' Equity
Years Ended December 31, 2008, 2007 and 2006
(Dollars in thousands)

	Common Stock	Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
Balances, December 31, 2005	$200	$396,980	$(86,310)	$38,430	$349,300
Comprehensive income (loss):
Net loss	—	—	(128,910)	—	(128,910)
Foreign currency translation	—	—	—	9,720	9,720
Minimum pension liability (net of tax of $190)	—	—	—	570	570

Total comprehensive loss					(118,620)

Issuance of common stock	10	(10)	—	—	—
Non-cash compensation expense	—	1,350	—	—	1,350
Net adjustments to reflect settlement of contractual obligations	—	750	—	—	— 750

Balances, December 31, 2006	$210	$399,070	$(215,220)	$48,720	$232,780

Comprehensive income (loss):
Net loss	—	—	(158,430)	—	(158,430)
Foreign currency translation	—	—	—	8,900	8,900
Defined pension and postretirement pension plans amortization of actuarial losses (net of tax of $0.6 million)	—	—	—	1,020	1,020

Total comprehensive loss	—	—	—	—	(148,510)

Net proceeds from the Company's initial public offering of common stock (Note 4)	120	126,340	—	—	126,460
Non-cash compensation expense	—	550	—	—	550
Effects of accounting change regarding pension and post-retirement plans measurement dates pursuant to SFAS No. 158 (net of tax of $0.1 million) (Note 17)	—	—	(200)	—	(200)
Cumulative impact of change in accounting for benefit plans (net of tax of $1.2 million) (Note 17)	—	—	—	(2,470)	(2,470)
Cumulative impact of change in accounting for uncertainties in income taxes (Note 20)	—	—	(120)		(120)

Balances at December 31, 2007	$330	$525,960	$(373,970)	$56,170	$208,490
Comprehensive income (loss):
Net loss	—	—	(136,190)	—	(136,190)
Foreign currency translation	—	—	—	(17,810)	(17,810)
Defined pension and postretirement pension plans (net of tax of $0.04 million) (Note 17)	—	—	—	90	90
Change in fair value of cash flow hedge (net of tax of $0.4 million) (Note 13)	—	—	—	(720)	(720)

Total comprehensive loss	—	—	—	—	(154,630)

Non-cash compensation expense	—	1,040	—	—	1,040

Balances at December 31, 2008	$330	$527,000	$(510,160)	$37,730	$54,900

The accompanying notes are an integral part of these financial statements.

TRIMAS CORPORATION

NOTES TO FINANCIAL STATEMENTS

1. Basis of Presentation

        TriMas Corporation ("TriMas" or the "Company"), and its consolidated subsidiaries, is a global manufacturer and distributor of products for commercial, industrial and consumer markets. The Company is principally engaged in five business segments with diverse products and market channels. Packaging offers a broad spectrum of closure and dispensing solutions in industrial and consumer packaging applications. Energy is a manufacturer and distributor of a variety of engines, engine replacement parts and specialty gaskets for the oil and gas industry, petrochemical and industrial markets. Aerospace & Defense designs and manufactures a diverse range of industrial products for use in focused markets within the aerospace and defense markets. Engineered Components designs and manufactures a diverse range of industrial products for use in focused markets within the industrial, automotive, and medical equipment markets. Cequent is a manufacturer and distributor of custom-engineered towing, trailering and electrical products. See Note 19, "Segment Information," for further information on each of the Company's business segments.

2. New Accounting Pronouncements

        In December 2008, the Financial Accounting Standards Board ("FASB") issued FSP FAS 132(R)-1, "Employers' Disclosure about Postretirement Benefit Plan Assets," which amends FASB Statement 132(R) to require more detailed disclosures about employers' pension plan assets. New disclosures will include additional information on investment strategies, major categories of plan assets, concentrations of risk within plan assets and valuation techniques used to measure the fair value of plan assets. This new standard will only affect disclosures and will have no impact on the Company's consolidated financial statements. This statement is effective for fiscal years ending after December 15, 2009.

        In May 2008, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 162, "The Hierarchy of Generally Accepted Accounting Principles," which is intended to improve financial reporting by identifying a consistent hierarchy for selecting accounting principles to be used in preparing financial statements that are prepared in conformance with generally accepted accounting principles. The statement is effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, "The Meaning of Present Fairly in Conformity with GAAP." There is no impact on the Company's current consolidated financial statements as a result of this pronouncement.

        In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133." SFAS No. 161 amends and expands the disclosure requirements of SFAS No. 133 to provide users of financial statements with an enhanced understanding of derivative instruments, how they are accounted for and their impact on a company's financial position and performance. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company is currently assessing the impact of the adoption of SFAS No. 161 on its consolidated financial statements.

        In December 2007, the FASB issued SFAS No. 141(R), "Business Combinations," which revises the current accounting practices for business combinations. Significant changes as a result of issuance of SFAS No. 141(R) include a revised definition of a business, expensing of acquisition-related transaction costs, and a change in how acquirers measure consideration, identifiable assets, liabilities assumed and goodwill acquired in a business combination. SFAS No. 141(R) is effective for business combinations occurring in fiscal years beginning after December 15, 2008, and may not be retroactively applied. There is no impact on the Company's current consolidated financial statements as a result of this pronouncement.

TRIMAS CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

2. New Accounting Pronouncements (Continued)

        In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements," which establishes requirements for identification, presentation and disclosure of noncontrolling interests, and requires accounting for such non-controlling interests as a separate component of shareholder's equity. SFAS No. 160 is effective prospectively for fiscal years beginning after December 15, 2008. However, the presentation and disclosure requirements are required to be retrospectively applied to comparative financial statements. There is no impact on the Company's current consolidated financial statements as a result of this pronouncement.

3. Summary of Significant Accounting Policies

        Principles of Consolidation.    The accompanying consolidated financial statements include the accounts and transactions of TriMas and its wholly-owned subsidiaries. Significant intercompany transactions have been eliminated.

        Use of Estimates.    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. Such estimates and assumptions also affect the reported amounts of revenues and expenses during the reporting periods. Significant items subject to such estimates and assumptions include the carrying amount of property and equipment, goodwill and other intangibles, valuation allowances for receivables, inventories and deferred income tax assets, valuation of derivatives, reserves for legal and product liability matters and assets and obligations related to employee benefits. Actual results may differ from such estimates and assumptions.

        Cash and Cash Equivalents.    The Company considers cash on hand and on deposit and investments in all highly liquid debt instruments with initial maturities of three months or less to be cash and cash equivalents.

        Receivables.    Receivables are presented net of allowances for doubtful accounts of approximately $5.7 million and $5.2 million at December 31, 2008 and 2007, respectively. The Company monitors its exposure for credit losses and maintains allowances for doubtful accounts based upon the Company's best estimate of probable losses inherent in the accounts receivable balances. The Company does not believe that significant credit risk exists due to its diverse customer base.

        Sales of Receivables.    The Company may, from time to time, sell certain of its receivables to third parties. Sales of receivables are accounted for under SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which deems the receivables sold when they are transferred beyond the reach of the Company and its creditors, the purchaser has the right to pledge or exchange the receivables and the Company has surrendered control over the transferred receivables.

        Inventories.    Inventories are stated at the lower of cost or net realizable value, with cost determined using the first-in, first-out method. Direct materials, direct labor and allocations of variable and fixed manufacturing- related overhead are included in inventory cost.

        Property and Equipment.    Property and equipment additions, including significant improvements, are recorded at cost. Upon retirement or disposal of property and equipment, the cost and accumulated depreciation are removed from the accounts, and any gain or loss is included in the accompanying statement of operations. Repair and maintenance costs are charged to expense as incurred.

TRIMAS CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

3. Summary of Significant Accounting Policies (Continued)

        Depreciation and Amortization.    Depreciation is computed principally using the straight-line method over the estimated useful lives of the assets. Annual depreciation rates are as follows: buildings and buildings/land improvements, 10 to 40 years, and machinery and equipment, 3 to 15 years. Capitalized debt issuance costs are amortized over the underlying terms of the related debt securities. Customer relationship intangibles are amortized over periods ranging from 6 to 25 years, while technology and other intangibles are amortized over periods ranging from 1 to 30 years.

        Impairment of Long-Lived Assets and Definite-Lived Intangible Assets.    In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the Company reviews, on at least a quarterly basis, the financial performance of each business unit for indicators of impairment. In reviewing for impairment indicators, the Company also considers events or changes in circumstances such as business prospects, customer retention, market trends, potential product obsolescence, competitive activities and other economic factors. An impairment loss is recognized when the carrying value of an asset group exceeds the future net undiscounted cash flows expected to be generated by that asset group. The impairment loss recognized is the amount by which the carrying value of the asset group exceeds its fair value.

        Goodwill and Indefinite-Lived Intangibles.    The Company tests goodwill and indefinite-lived intangible assets for impairment on an annual basis as required by SFAS No. 142, "Goodwill and Other Intangible Assets," by comparing the estimated fair value of each of its reporting units to the respective carrying value on the balance sheet. More frequent evaluations may be required if the Company experiences changes in its business climate or as a result of other triggering events that take place as defined in SFAS 142.

        For the purposes of these impairment tests, one of the Company's five operating segments, Cequent, is considered a reporting unit because the individual businesses within this segment have similar economic characteristics, including their products, services, customers, and distribution. The nine businesses which comprise the Company's remaining four operating segments are considered separate reporting units for purposes of applying SFAS 142. These businesses are less similar in their economic characteristics and have discrete financial information available which management regularly reviews for purposes of evaluating performance.

        The Company estimates the fair value of its reporting units utilizing a combination of three valuation techniques: discounted cash flow (Income Approach), market comparable method (Market Approach) and market capitalization (Direct Market Data Method). For purposes of applying the SFAS 142 test, the Company has historically relied primarily on the Income Approach, because it considers factors unique to each of the Company's businesses and related long-range plans that may not be comparable to other companies and that are not yet publicly available. Management therefore believes that this valuation approach provides the best estimate of fair value of its reporting units. The Market Approach considers potentially comparable companies and transactions within the industries where the Company's reporting units participate, and applies their trading multiples to the Company's reporting units. Management uses this data to assess the reasonableness of the estimate of fair value of its reporting units under the Income Approach due to the difficulty in identifying companies that are specifically comparable to the Company's reporting units, considering the diversity of the Company's businesses, their relative sizes and levels of complexity. The Company also uses the Direct Market Data Method by comparing its book value and the estimates of fair value of the reporting units to the Company's market capitalization as of and at dates near the annual testing date. Management uses this comparison as additional evidence of the fair value of the Company, as its market capitalization may be suppressed by other factors such as the control premium associated with a controlling shareholder, the Company's high degree of leverage, and the limited float of the Company's common stock. In situations

TRIMAS CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

3. Summary of Significant Accounting Policies (Continued)

where the Market Approach and/or the Direct Market Data Method yield estimated fair values for the reporting units that are significantly different than under the Income Approach, management re-evaluates and adjusts, if necessary, the assumptions underlying the Income Approach.

        The Income Approach requires the Company to calculate the present value of estimated future cash flows. In making this calculation, management makes significant estimates regarding future revenues and expenses, projected capital expenditures, changes in working capital and the appropriate discount rate. The projections also include significant assumptions related to including current and estimated economic trends and outlook, costs of raw materials, consideration of our market capitalization as compared to the estimated fair values of the Company's reporting units determined using the Income Approach and other factors which are beyond management's control. The Company compares the estimates of fair value of each reporting unit, determined under the Income Approach, with each reporting unit's net asset carrying value. If carrying value exceeds fair value, a possible impairment of goodwill and indefinite-lived intangible assets exists and further evaluation is performed.

        The Company's accounting policy was to conduct the annual impairment test as of December 31st, with the most recent annual impairment test completed as of December 31, 2007. Effective in the second quarter of 2008, the Company changed its accounting policy to conduct the annual impairment test as of October 1st, with the testing to be conducted during the fourth quarter of each year. This change is preferable as it provides the Company additional time to complete the required testing and evaluate the results prior to the year-end closing and reporting activities and better enables the Company to comply with required reporting dates as an accelerated filer. The change in impairment test dates had no impact on the Company's financial results or financial position for any period presented.

        Future declines in sales and/or operating profit, declines in the Company's stock price, or other changes in the Company's business or the markets for its products could result in further impairments of goodwill and other intangible assets.

        Self-insurance.    The Company is generally self-insured for losses and liabilities related to workers' compensation, health and welfare claims and comprehensive general, product and vehicle liability. The Company is generally responsible for up to $0.5 million per occurrence under its retention program for workers' compensation, between $0.3 million and $2.0 million per occurrence under its retention programs for comprehensive general, product and vehicle liability, and has a $0.3 million per occurrence stop-loss limit with respect to its self-insured group medical plan. Total insurance limits under these retention programs vary by year for comprehensive general, product and vehicle liability and extend to the applicable statutory limits for workers' compensation. Reserves for claims losses, including an estimate of related litigation defense costs, are recorded based upon the Company's estimates of the aggregate liability for claims incurred using actuarial assumptions about future events. Changes in assumptions for factors such as medical costs and actual experience could cause these estimates to change.

        Pension Plans and Postretirement Benefits Other Than Pensions.    The Company accounts for pension benefits and postretirement benefits other than pensions in accordance with the requirements of SFAS No. 87, "Employer's Accounting for Pensions," SFAS No. 88, "Employer's Accounting for Settlements and Curtailments of Defined Benefit Plans and for Terminated Benefits," SFAS No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pension," SFAS No. 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits—an amendment of FASB Statements Nos. 87, 88, and 106" and SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—An Amendment of FASB Statements No. 87, 88, 106 and 132(R)." Annual net periodic pension expense and benefit liabilities under defined benefit pension plans are determined on

TRIMAS CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

3. Summary of Significant Accounting Policies (Continued)

an actuarial basis. Assumptions used in the actuarial calculations have a significant impact on plan obligations and expense. Annually, the Company reviews the actual experience compared to the more significant assumptions used and makes adjustments to the assumptions, if warranted. The healthcare trend rates are reviewed with the actuaries based upon the results of their review of claims experience. Discount rates are based upon an expected benefit payments duration analysis and the equivalent average yield rate for high-quality fixed-income investments. Pension benefits are funded through deposits with trustees and the expected long-term rate of return on fund assets is based upon actual historical returns modified for known changes in the market and any expected change in investment policy. Postretirement benefits are not funded and it is the Company's policy to pay these benefits as they become due.

        Revenue Recognition.    Revenues from product sales, except products shipped on a consignment basis, are recognized when products are shipped or services are provided to customers, the customer takes ownership and assumes risk of loss, the sales price is fixed and determinable and collectability is reasonably assured. Net sales is comprised of gross revenues less estimates of expected returns, trade discounts and customer allowances, which include incentives such as cooperative advertising agreements, volume discounts and other supply agreements in connection with various programs. Such deductions are recorded during the period the related revenue is recognized. For products shipped on a consignment basis, revenue is recognized when the customer provides notice of end product use or sale.

        Cost of Sales.    Cost of sales includes material, labor and overhead costs incurred in the manufacture of products sold in the period. Material costs include raw material, purchased components, outside processing and inbound freight costs. Overhead costs consist of variable and fixed manufacturing costs, wages and fringe benefits, and purchasing, receiving and inspection costs.

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses include the following: costs related to the advertising, sale, marketing and distribution of our products, shipping and handling costs, amortization of customer intangible assets, costs of finance, human resources, legal functions, executive management costs and other administrative expenses.

        Shipping and Handling Expenses.    Freight costs are included in cost of sales and shipping and handling expenses, including those of Cequent's distribution network, are included in selling, general and administrative expenses in the accompanying statement of operations. Shipping and handling costs were $4.4 million, $4.7 million and $4.7 million for the years ended December 31, 2008, 2007 and 2006, respectively.

        Advertising and Sales Promotion Costs.    Advertising and sales promotion costs are expensed as incurred. Advertising costs were approximately $6.9 million, $7.4 million and $6.2 million for the years ended December 31, 2008, 2007 and 2006, respectively and are included in selling, general and administrative expenses in the accompanying statement of operations.

        Research and Development Costs.    Research and development ("R&D") costs are expensed as incurred. R&D expenses were approximately $1.3 million, $1.4 million and $0.9 million for the years ended December 31, 2008, 2007 and 2006, respectively and are included in cost of sales in the accompanying statement of operations.

        Income Taxes.    The Company computes income taxes using the asset and liability method, whereby deferred income taxes using current enacted tax rates are provided for the temporary differences between the financial reporting basis and the tax basis of assets and liabilities and for operating loss and tax credit carryforwards. Beginning with the adoption of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes," on January 1, 2007, the Company recognizes the effect of income tax

TRIMAS CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

3. Summary of Significant Accounting Policies (Continued)

positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest and penalties related to unrecognized tax benefits in income tax expense.

        Foreign Currency Translation.    The financial statements of subsidiaries located outside of the United States are measured using the currency of the primary economic environment in which they operate as the functional currency. Net foreign currency transaction gains (losses) were approximately $0.8 million, $(0.2) million and $0.1 million for the years ended December 31, 2008, 2007 and 2006, respectively, and are included in other expense, net in the accompanying statement of operations. When translating into U.S. dollars, income and expense items are translated at average monthly exchange rates and assets and liabilities are translated at exchange rates in effect at the balance sheet date. Translation adjustments resulting from translating the functional currency into U.S. dollars are deferred as a component of accumulated other comprehensive income (loss) in the statement of shareholders' equity.

        Derivative Financial Instruments.    The Company accounts for derivative financial instruments in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, which requires that all derivatives be recorded at fair value on the balance sheet as either assets or liabilities. The effective portion of changes in the fair value of the derivative is recorded in other comprehensive income and is recognized in the statement of operations when the hedged item affects earnings. The ineffective portion of the change in fair value of a hedge is recognized in income immediately. As of December 31, 2008, the only derivative is an interest rate swap which has been designated as a cash flow hedge for the purpose of hedging the cash flows of variable rate debt. See Note 13, "Long-term Debt," for further information on the Company's interest rate swap.

        Fair Value of Financial Instruments.    The Company adopted SFAS No. 157, "Fair Value Measurements," as of January 1, 2008. SFAS No. 157 defines fair value, establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value in U.S. GAAP, and expands disclosures about fair value measurements. The three levels of the fair value hierarchy are as follows:

  •
  Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date;

  •
  Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly;

  •
  Level 3 inputs are unobservable inputs for the asset or liability.

        The Company has deferred the application of the provisions of SFAS No. 157 to its non-financial assets and liabilities not required or permitted to be measured at fair value on a recurring basis in accordance with FASB Staff Position No. 157-b (FSP No. 157-2), "Effective Date of FASB Statement No. 157." Fair value measurements and the fair value hierarchy level for the Company's assets and liabilities measured at fair value on a recurring basis as of December 31, 2008, are shown below (in millions):

Description	Frequency	Asset / (Liability)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Interest rate swap	Recurring	$(1.2)	$—	$(1.2)	$—

TRIMAS CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

3. Summary of Significant Accounting Policies (Continued)

        The carrying value of financial instruments reported in the balance sheet for current assets and current liabilities approximates fair value due to the short maturity of these instruments. The Company's term loan traded at 58.0% and 98.5% of par value as of December 31, 2008 and 2007, respectively, and the senior subordinated notes traded at approximately 51.5% and 98.0% of par value as of December 31, 2008 and 2007, respectively.

        Earnings Per Share.    Basic and diluted earnings per share amounts are determined in accordance with SFAS No. 128, "Earnings per Share." As of December 31, 2008 and 2007 no restricted shares were included in the computation of net income (loss) per share because to do so would be anti-dilutive. Options to purchase 1,596,213, 2,000,481 and 2,008,201 shares of common stock were outstanding at December 31, 2008, 2007 and 2006, respectively, but were excluded from the computation of net income (loss) per share because to do so would have been anti-dilutive for the periods presented.

        Stock-based Compensation.    The Company recognizes compensation expense related to equity awards using the Modified Prospective application method under SFAS No. 123(R), "Share-Based Payment," recognizing all share-based payments to employees based on their fair values.

        Other Comprehensive Income.    The Company refers to other comprehensive income as revenues, expenses, gains and losses that under accounting principles generally accepted in the United States are included in comprehensive income but are excluded from net earnings as these amounts are recorded directly as an adjustment to stockholders' equity. Other comprehensive income is comprised of foreign currency translation adjustments, amortization of prior service costs and unrecognized gains and losses in actuarial assumptions, and changes in unrealized gains and losses on derivatives.

        The components of accumulated other comprehensive income are as follows:

	Balance, December 31, 2008	Balance, December 31, 2007
	(dollars in thousands)
Foreign currency translation adjustments	$43,720	$61,530
Unrecognized prior service cost and unrecognized loss in actuarial assumptions (net of tax of $2.7 million in 2008 and 2007, respectively)	(5,270)	(5,360)
Unrealized loss on derivatives (net of tax of $0.4 million)	(720)	—

Accumulated other comprehensive income	$37,730	$56,170

        Reclassifications.    Certain prior year amounts have been reclassified to conform with the current year presentation.

4. Initial Public Offering

        During the second quarter of 2007, the Company completed the sale of 12,650,000 shares of common stock to the public pursuant to an effective registration statement at a price of $11.00 per share. Gross proceeds from the common stock offering were $139.2 million. Net proceeds from the offering, after deducting underwriting discounts and commissions of $9.7 million and offering expenses of $3.0 million, totaled approximately $126.5 million. The net proceeds of $126.5 million, together with

TRIMAS CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

4. Initial Public Offering (Continued)

approximately $10.1 million of cash on hand and revolving credit borrowings, were utilized as follows (in thousands):

Retirement of senior subordinated notes	$100,000
Call premium associated with retirement of senior subordinated notes	4,940
Advisory services agreement termination fee	10,000
Early termination of operating leases and acquisition of underlying machinery and equipment	21,680

$136,620

        In connection with the common stock offering and the use of proceeds therefrom, the Company incurred the following costs and expenses which are included in the Company's consolidated statement of operations for the year ended December 31, 2007 (in thousands):

Advisory services agreement termination fee	$10,000
Call premium associated with retirement of senior subordinated notes	4,940
Costs for early termination of operating leases	4,230
Non-cash write-off of deferred financing fees and accretion of unamortized discount and premium associated with retirement of senior subordinated notes	2,500

$21,670

TRIMAS CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

5. Discontinued Operations and Assets Held for Sale

        During the fourth quarter of 2008, the Company entered into a binding agreement to sell certain assets within its specialty laminates, jacketings and insulation tapes line of business, which was part of the Packaging operating segment. The Company recognized an impairment charge of approximately $12.3 million in December 2008 to write-down the value of goodwill and intangible assets to fair value in this business and recorded a charge of approximately $1.8 million related to severance benefits for approximately 125 employees to be terminated upon completion of the sale. The sale was completed in February 2009 for cash proceeds of approximately $21.0 million. The Company's manufacturing facility is subject to a lease agreement expiring in 2024 that was not assumed by the purchaser of the business. The Company is currently assessing the potential recoverability of its future lease obligations for this facility, and will record an estimate of any future unrecoverable lease obligations upon the cease use date of the facility.

        During the fourth quarter of 2007, the Company committed to a plan to sell its rocket launcher and property management line of business, both of which were part of the Engineered Components operating segment. The Company sold the assets of the rocket launcher business in December 2007 for cash proceeds of approximately $3.1 million, and recognized a gain on sale of approximately $2.3 million. As of December 31, 2008, the property management line of business was not yet sold. However, the Company continues to actively market the business and has adjusted its sales price expectations, consistent with changes in the current economic conditions. As such, the Company continues to report the property management business as discontinued operations and assets held for sale for all periods presented.

        During the second quarter of 2006, the Company sold its asphalt-coated paper line of business, which was part of the Packaging operating segment, for approximately $1.1 million, and recognized a loss on sale of approximately $3.6 million.

        During the fourth quarter of 2005, the Company committed to a plan to sell its industrial fastening business. The industrial fastening business consisted of three locations: Wood Dale, Illinois, Frankfort, Indiana and Lakewood, Ohio. The Company recognized an impairment charge of approximately $15.3 million in 2006 related to the industrial fastening business to write-down the value of tangible and intangible assets to fair value. The Company sold the Wood Dale and Lakewood operating locations in December 2006 for gross cash proceeds of approximately $5.6 million and a short-term note receivable of approximately $0.2 million, and recognized a loss on sale of approximately $0.5 million. In February 2007, the Company sold the Frankfort operating location for gross cash proceeds of approximately $4.0 million and a note receivable of $2.5 million.

        The Wood Dale manufacturing facility is subject to a lease agreement expiring in 2022 which was not assumed by the purchaser of this business. Prior to the sale, the Company conducted a market study on the property and concluded that it would likely be able to recover substantially all of its future obligations under the lease through future sublease arrangements. In the fourth quarter of 2007, the Company had its prior market study updated. Based on changes in the economy and an increase in available properties in the area, which were being offered at rates below the Company's existing lease contract, the Company concluded it would not be able to recover substantially all of its future obligations, and recorded a charge of $3.6 million, which represented the Company's best estimate of unrecoverable future obligations under its lease contract. The facility remains available for sublease as of December 31, 2008. Due to continued economic decline at the end of 2008, the Company updated its market study and recorded an additional charge of $3.7 million, which updates the Company's estimate of unrecoverable future obligations under its lease contract.

TRIMAS CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

5. Discontinued Operations and Assets Held for Sale (Continued)

        The results of the specialty laminates, jacketings and insulation tapes business, industrial fastening business, asphalt-coated paper business, rocket launcher business and property management business are reported as discontinued operations for all periods presented.

        Results of discontinued operations are summarized as follows:

	Year ended December 31,
	2008	2007	2006
	(dollars in thousands)
Net sales	$57,440	$78,650	$160,730

Income (loss) from discontinued operations, before income tax (expense) benefit	$(18,130)	$5,440	$(24,810)
Income tax (expense) benefit	10,530	(2,670)	7,330

Income (loss) from discontinued operations, net of income tax (expense) benefit	$(7,600)	$2,770	$(17,480)

        Assets and liabilities of the discontinued operations are summarized as follows:

	2008	2007
	(dollars in thousands)
Receivables, net	$680	$940
Inventories	7,750	8,860
Prepaid expenses and other assets	7,650	23,370
Property and equipment, net	10,120	8,280

Total assets	$26,200	$41,450

Accounts payable	$90	$60
Accrued liabilities and other	1,250	1,390

Total liabilities	$1,340	$1,450

6. Huntsville Plant Closure

        In October 2007, the Company announced plans to close its manufacturing facility in Huntsville, Ontario, Canada and consolidate its operations into the Company's Goshen, Indiana manufacturing facility. These actions were substantially complete as of December 31, 2007. As a result of these actions, the Company recorded a pre-tax charge within its Cequent segment of approximately $9.0 million in the fourth quarter of 2007, of which approximately $5.6 million related to cash costs incurred as a part of the closure as determined under the provisions of SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," primarily relating to severance benefits to approximately 160 employees terminated as a part of the closure. The remaining $3.4 million of the pre-tax charge related to impairment of assets recorded in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," to reduce the book value of the building and building improvements and certain machinery and equipment assets that the Company will no longer utilize to management's estimate of net realizable value (see Note 11). As of December 31, 2008, the Company has paid approximately $5.3 million of the cash costs of the facility closure, with the remaining $0.3 million expected to be paid in 2009.

        In addition, the Company incurred approximately $0.7 million of costs and expenses in 2008 resulting from completion of the consolidation into the Goshen facility and recording severance and

TRIMAS CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

6. Huntsville Plant Closure (Continued)

other benefits for approximately 10 key employees who remained with the Company to assist in finalizing the closure.

7. Acquisitions

        In January 2008, the Company acquired Parkside Towbars, Pty. Ltd. ("Parkside"), located in Western Australia, strengthening the Company's position in international markets and expanding the Company's towing and truck accessory product offering. Parkside is included in the Company's Cequent segment.

        During the third quarter of 2007, the Company completed two acquisitions. On July 12, 2007, the Company acquired certain assets from Quest Technologies LLC, expanding the Company's fifth-wheel product offerings in its Cequent segment. In addition, on August 1, 2007, the Company acquired all of the capital stock of DEW Technologies, Inc., a manufacturer of specialty, high-precision spinal and trauma implant products serving the orthopedic device industry. DEW Technologies is included in the Company's Engineered Components segment and broadens the Company's product offerings in the medical device industry.

        The purchase price for each of the three acquisitions is subject to adjustments resulting from earn-out clauses based on future operating results. These earn-out clauses extend up to five years. Total combined adjustments, primarily related to earn-out clauses, to the purchase price for these three acquisitions in 2008 were approximately $4.1 million (see Note 8).

        The results of operations of the aforementioned acquisitions are not significant compared to the overall results of operations of the Company.

8. Goodwill and Other Intangible Assets

        The Company conducted its SFAS No. 142 annual impairment test as of October 1, 2008. Significant assumptions used under the Income Approach were weighted average costs of capital ranging from 12.5% - 20.0% and estimated residual growth rates ranging from 1.0% - 2.0%. In considering the weighted average cost of capital for each reporting unit, management considered the level of risk inherent in the cash flow projections based on historical attainment of its projections and current market conditions.

        During the fourth quarter of 2008, the Company experienced a significant decline in its stock price and, as a result, the Company's market capitalization fell below the recorded value of its consolidated net assets. The reduced market capitalization reflected, in part, the impact to the Company's businesses of weakening market demand and declining order intake as a result of the economic recession in the US and other major global economies, the significant decline in the financial markets, and continued uncertainty and lack of availability in the credit markets. The decline in the Company's market capitalization was reflective of an overall market view that the value of the Company had declined significantly, particularly in relation to the Cequent reporting unit. Considering the uncertainty as to how long these end market conditions would persist and the related impacts on the Company's businesses, management reduced projections of future cash flows and added risk premiums as appropriate to reduce the values of its reporting units overall consistent with the decline in the Company's market capitalization subsequent to October 1st.

        In completing its annual test of goodwill and indefinite-lived intangible asset impairment as of October 1, 2008, the Company determined that six of its reporting units failed Step I of the SFAS No. 142 test, requiring a Step II test to determine the amount, if any, of an impairment charge. Based on the results of Step II testing required under SFAS No. 142, the Company recorded pre-tax goodwill

TRIMAS CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

8. Goodwill and Other Intangible Assets (Continued)

and indefinite-lived intangible asset impairment charges in the fourth quarter of 2008 of $76.1 million and $8.8 million, respectively, in its Cequent reporting unit, and $58.7 million and $3.8 million, respectively, in a reporting unit within the Company's Packaging segment. The Company recorded a pre-tax goodwill impairment charge in the fourth quarter of 2008 of $24.8 million in certain reporting units within its Engineered Components segment. As of October 1, 2008, if the weighted average discount rate for each reporting unit was increased 1% or the estimated residual growth rate for each reporting unit was decreased 1%, the conclusions reached under the Company's Step I impairment test would have remained unchanged.

        In completing its annual test of goodwill and indefinite-lived intangible asset impairment as of December 31, 2007 and 2006, the Company's Step I testing indicated that the carrying values of its Cequent reporting units exceeded their estimated fair values. Based on the results of Step II testing required under SFAS No. 142, the Company recorded pre-tax goodwill and indefinite-lived intangible asset impairment charges in the fourth quarter of 2007 of $159.6 million and $11.6 million, respectively, in its Cequent reporting unit. During the fourth quarter of 2006, the Company recorded a pre-tax goodwill impairment charge of $116.5 million in its Cequent reporting unit.

        Future declines in sales and operating profit or further declines in the Company's stock price may result in additional goodwill and indefinite-lived intangible asset impairments.

        Changes in the carrying amount of goodwill for the years ended December 31, 2008 and 2007 are as follows:

	Packaging	Energy	Aerospace & Defense	Engineered Components	Cequent	Total
	(dollars in thousands)
Balance, December 31, 2006	$176,760	$45,190	$43,540	$19,180	$235,140	$519,810
Goodwill from acquisitions	—	—	—	2,230	2,320	4,550
Adjustment to tax contingencies established in purchase accounting	—	—	—	—	(140)	(140)
Impairment charge	—	—	—	—	(159,590)	(159,590)
Foreign currency translation and other	4,010	860	—	—	(2,080)	2,790

Balance, December 31, 2007	180,770	46,050	43,540	21,410	75,650	367,420

Goodwill from acquisitions	—	—	—	3,380	710	4,090
Impairment charge	(58,660)	—	—	(24,790)	(76,110)	(159,560)
Foreign currency translation and other	(8,350)	(1,070)	—	—	(250)	(9,670)

Balance, December 31, 2008	$113,760	$44,980	$43,540	$—	$—	$202,280

TRIMAS CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

8. Goodwill and Other Intangible Assets (Continued)

	As of December 31, 2008		As of December 31, 2007
Intangible Category by Useful Life	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(dollars in thousands)
Customer relationships:
5 - 12 years	$25,600	$(16,140)	$23,880	$(13,810)
15 - 25 years	154,610	(53,010)	154,610	(44,780)

Total customer relationships	180,210	(69,150)	178,490	(58,590)

Technology and other:
1 - 15 years	25,570	(19,890)	24,830	(17,340)
17 - 30 years	42,000	(14,700)	40,830	(12,690)

Total technology and other	67,570	(34,590)	65,660	(30,030)

Trademark/Trade names (indefinite life)	34,840	—	47,640	—

	$282,620	$(103,740)	$291,790	$(88,620)

        Amortization expense related to technology and other intangibles was approximately $3.9 million, $4.0 million, and $4.0 million for the years ended December 31, 2008, 2007 and 2006, respectively, and is included in cost of sales in the accompanying statement of operations. Amortization expense related to customer intangibles was approximately $10.6 million, $10.3 million, and $10.4 million for the years ended December 31, 2008, 2007 and 2006, respectively, and is included in selling, general and administrative expense in the accompanying statement of operations.

        Estimated amortization expense for the next five fiscal years beginning after December 31, 2008 is as follows: 2009—$14.2 million, 2010—$13.6 million, 2011—$12.6 million, 2012—$12.5 million and 2013—$10.8 million.

9. Accounts Receivable Securitization

        TriMas is party to a 364-day receivable securitization facility through TSPC, Inc. ("TSPC"), a wholly-owned subsidiary, to sell trade accounts receivable of substantially all of the Company's domestic business operations. Upon its renewal in February 2008, the committed funding was reduced from $125.0 million to $90.0 million and the usage fee was reduced from 1.35% to 1.05%. Renewal costs in 2008 approximated $0.3 million.

        TSPC from time to time may sell an undivided fractional ownership interest in the pool of receivables up to approximately $90.0 million to a third party multi-seller receivables funding company. As of December 31, 2008 and 2007, the Company's funding under the facility was approximately $20.0 million and $41.5 million, respectively, with an additional $30.9 million and $5.0 million, respectively, available but not utilized. The Company had pledged receivables of approximately $79.5 million and $35.7 million under the program as of December 31, 2008 and 2007, respectively, which are included in receivables in the accompanying consolidated balance sheet. The net proceeds of sales are less than the face amount of accounts receivable sold by an amount that approximates the purchaser's financing costs, including a usage fee of 1.05% and a 0.5% fee on the unused portion of the facility, which amounted to a total of $2.6 million, $3.9 million and $4.0 million for the years ended December 31, 2008, 2007 and 2006, respectively. Such amounts are included in other expense, net in the accompanying consolidated statement of operations. This facility expired on February 20, 2009 and was subsequently renewed. See Note 22, "Subsequent Events."

TRIMAS CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

9. Accounts Receivable Securitization (Continued)

        The financing costs are determined by calculating the estimated present value of the receivables sold compared to their carrying amount. The estimated present value factor is based on historical collection experience and a discount rate representing a spread over a commercial paper-based rate as prescribed under the terms of the securitization agreement. As of December 31, 2008 and 2007, the financing costs were based on an average liquidation period of the portfolio of approximately 1.2 months, and an average discount rate of 2.1% and 3.0%, at December 31, 2008 and 2007, respectively.

        In addition, the Company from time to time may sell an undivided interest in accounts receivable under a factoring arrangement at three of its European subsidiaries. As of December 31, 2008 and 2007, the Company's funding under the arrangement was approximately $3.2 million and $4.0 million, respectively. Sales of the European subsidiaries' accounts receivable are accounted for as a sale and were sold at a discount from face value of approximately 2.4%, 2.0% and 1.9% in 2008, 2007 and 2006, respectively. Costs associated with these transactions were approximately $0.4 million, $0.3 million and $0.2 million in 2008, 2007 and 2006, respectively, and are included in other expense, net in the accompanying consolidated statement of operations.

10. Inventories

        Inventories consist of the following components:

	December 31, 2008	December 31, 2007
	(dollars in thousands)
Finished goods	$119,980	$115,510
Work in process	23,250	24,600
Raw materials	45,720	41,680

Total inventories	$188,950	$181,790

11. Property and Equipment, Net

        Property and equipment consists of the following components:

	December 31, 2008	December 31, 2007
	(dollars in thousands)
Land and land improvements	$4,920	$5,430
Buildings	44,470	45,430
Machinery and equipment	279,580	262,260

	328,970	313,120
Less: Accumulated depreciation	147,400	126,280

Property and equipment, net	$181,570	$186,840

        Depreciation expense was approximately $26.5 million, $24.7 million and $21.4 million for each of the years ended December 31, 2008, 2007 and 2006, respectively, of which $22.8 million, $20.1 million and $17.3 million, respectively, is included in cost of sales in the accompanying statement of operations, and $3.7 million, $4.6 million and $4.1 million, respectively, is included in selling, general and administrative expenses in the accompanying statement of operations.

TRIMAS CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

11. Property and Equipment, Net (Continued)

        In 2008, the Company recorded an impairment charge of approximately $0.5 million in accordance with the provisions of SFAS No. 144 to the write-down of the net book value of certain machinery and equipment within the Cequent segment to net realizable value.

        In 2007, in connection with the closure of the Huntsville facility (see Note 6), the Company recorded an impairment charge of approximately $3.4 million in accordance with the provisions of SFAS No. 144. This charge relates to the write-down of the net book value of building and building improvements and certain machinery and equipment within the Cequent segment to net realizable value.

        In 2006, the Company recorded an impairment charge of approximately $0.5 million in accordance with the provisions of SFAS No. 144. This charge relates to the write-down of the net book value of building improvements and certain machinery and equipment within the Cequent segment to net realizable value related to its zinc plating operation located in Schofield, Wisconsin.

TRIMAS CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

12. Accrued Liabilities

	December 31, 2008	December 31, 2007
	(dollars in thousands)
Self-insurance	$13,620	$13,500
Vacation, holiday and bonus	14,760	18,900
Other	37,960	39,430

Total accrued liabilities	$66,340	$71,830

13. Long-term Debt

        The Company's long-term debt consists of the following:

	December 31, 2008	December 31, 2007
	(dollars in thousands)
U.S. bank debt	$262,580	$257,410
Non-U.S. bank debt and other	18,220	21,610
9 7/8% senior subordinated notes, due June 2012	329,140	336,970

	609,940	615,990
Less: Current maturities, long-term debt	10,360	8,390

Long-term debt	$599,580	$607,600

  U.S. Bank Debt

        The Company is party to a credit facility consisting of a $90.0 million revolving credit facility, a $60.0 million deposit-linked supplemental revolving credit facility and a $260.0 million term loan facility (collectively, the "Credit Facility"). Under the Credit Facility, the revolving credit facilities mature on August 2, 2011, while the term loan matures on August 2, 2013 (or February 28, 2012 if the Company's existing senior subordinated notes are still outstanding as of that date). Under the Credit Facility, the Company is also able to issue letters of credit, not to exceed $65.0 million in aggregate, against its revolving credit facility commitments. At December 31, 2008 and December 31, 2007, the Company had letters of credit of approximately $34.1 million and $35.5 million, respectively, issued and outstanding. The weighted average interest rate on borrowings under the Credit Facility was 5.37% and 7.84% at December 31, 2008 and December 31, 2007, respectively.

        At December 31, 2008, the Company had $8.5 million outstanding under its revolving credit facility and had an additional $107.4 million potentially available after giving effect to approximately $34.1 million of letters of credit issued and outstanding. However, including availability under its accounts receivable facility and after consideration of leverage restrictions contained in the Credit Facility, the Company had $127.9 million of capacity available to it under its revolving credit facility and receivables securitization for general corporate purposes.

        The bank debt is an obligation of the Company and its subsidiaries. Although the terms of the Credit Facility do not restrict the Company's subsidiaries from making distributions to it in respect of its 9 7/8% senior subordinated notes, it does contain certain other limitations on the distribution of funds from TriMas Company LLC, the principal subsidiary, to the Company. The restricted net assets of the guarantor subsidiaries, of approximately $369.4 million and $528.4 million at December 31, 2008 and December 31, 2007, respectively, are presented in the financial information in Note 23, "Supplemental Guarantor Condensed Consolidating Financial Information." The Credit Facility also contains various

TRIMAS CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

13. Long-term Debt (Continued)

negative and affirmative covenants and other requirements affecting the Company and its subsidiaries, including: restrictions on incurrence of debt, except for permitted acquisitions and subordinated indebtedness, liens, mergers, investments, loans, advances, guarantee obligations, acquisitions, asset dispositions, sale-leaseback transactions greater than $90.0 million if sold at fair market value, hedging agreements, dividends and other restricted junior payments, stock repurchases, transactions with affiliates, restrictive agreements and amendments to charters, by-laws, and other material documents. The Credit Facility also requires the Company and its subsidiaries to meet certain restrictive financial covenants and ratios computed quarterly, including a leverage ratio (total consolidated indebtedness plus outstanding amounts under the accounts receivable securitization facility over consolidated EBITDA, as defined), interest expense ratio (consolidated EBITDA, as defined, over cash interest expense, as defined) and a capital expenditures covenant. The Company was in compliance with its covenants at December 31, 2008.

        Principal payments required on the Credit Facility term loan are: $0.7 million due each calendar quarter through June 30, 2013, with $242.5 million due on August 2, 2013 (which will be otherwise due on February 28, 2012 if the Company's existing senior subordinated notes are still outstanding at that time).

  Interest Rate Swap

        During 2008, the Company entered into an interest rate swap agreement to fix the LIBOR-based variable portion of its interest rate on $125.0 million notional amount of its term loan facility at 2.73%. The swap extends through October 2009. The Company has designated this swap agreement as a cash flow hedge and accounts for it in accordance with SFAS No. 133, whereby the effective portion of the hedge gains and losses are deferred in accumulated other comprehensive income (loss) until the hedged transactions occur, at which time the deferred gains or losses are reclassified into earnings as interest expense. The ineffective portion is recognized as other expense, net. The Company believes the cash flow hedge is "effective" as defined in SFAS No. 133, as changes in the cash flows of the interest rate swap are expected to exactly offset the changes in the cash flows of variable rate debt attributable to fluctuation in the LIBOR. The fair value of the swap was a liability of $1.2 million at December 31, 2008, and is included in accrued liabilities in the accompanying consolidated balance sheet. As of December 31, 2008, the Company has recognized other comprehensive loss of $0.7 million, net of tax, related to the effectively hedged portion of the swap. There was no hedge ineffectiveness during the year. Over the next 12 months, the Company expects to reclassify $0.7 million of deferred losses on derivative instruments from accumulated other comprehensive income into earnings.

  Non-U.S. Bank Debt

        In the United Kingdom, the Company's subsidiary is party to a revolving debt agreement which is secured by a letter of credit under the Credit Facility. At December 31, 2008, the balance outstanding under this agreement was approximately $0.3 million at an interest rate of 3.50%. At December 31, 2007, there was no balance outstanding under this agreement.

        In Italy, the Company's subsidiary is party to a loan agreement for a term of seven years, at a rate 0.75% above EURIBOR (Euro Interbank Offered Rate), and is secured by land and buildings of the subsidiary. At December 31, 2008, the balance outstanding under this agreement was approximately $2.2 million at an interest rate of 3.64%. At December 31, 2007, the balance outstanding under this agreement was approximately $4.0 million at an interest rate of 5.5%.

        In Australia, the Company's subsidiary is party to a debt agreement which matures December 31, 2010 and is secured by substantially all the assets of the subsidiary. At December 31, 2008, the balance

TRIMAS CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

13. Long-term Debt (Continued)

outstanding under this agreement was approximately $15.3 million at an average interest rate of approximately 5.87%. At December 31, 2007, the balance outstanding under this agreement was approximately $17.5 million at an interest rate of 7.1%.

  Notes

        The Company issued two tranches of its 9 7/8% senior subordinated notes due 2012 pursuant to its bond indenture dated June 6, 2002 ("Notes"). In June 2002, the Company issued $352.8 million face value of Notes at a discount of $2.7 million. In December 2002, the Company issued an additional $85.0 million face value of Notes at a premium of $0.9 million. In each instance, the Notes were issued in a private placement under Rule 144A of the Securities Act of 1933, as amended. These Notes were subsequently registered pursuant to registration statements that were declared effective in February 2003 and July 2003, respectively. The Notes are general unsecured obligations of the Company and are subordinated in right of payment to all existing and future senior debt, including amounts outstanding under the Credit Facility. The Notes are pari passu in right of payment with all existing and future unsecured senior subordinated indebtedness and are unconditionally guaranteed by all of the Company's domestic subsidiaries that are direct borrowers under the Credit Facility. Interest on the Notes accrues at the rate of 9 7/8% per annum and is payable semi-annually in arrears on June 15 and December 15.

        The Notes were not redeemable prior to June 15, 2007. After June 15, 2007, the Company may redeem all or a part of the Notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the Notes redeemed to the applicable redemption date, if redeemed during the twelve-month period beginning on June 15 of the years indicated below:

Year	Percentage
2008	103.292%
2009	101.646%
2010 and thereafter	100.000%

        During the fourth quarter of 2008, the Company utilized approximately $4.1 million of cash on hand to retire $8.0 million of the Notes resulting in a net gain of approximately $3.7 million after considering non-cash debt extinguishment costs of $0.2 million.

        During the second quarter of 2007, the Company utilized approximately $104.9 million of the proceeds from its initial public offering of common stock to retire $100.0 million of the Notes, paying a $4.9 million call premium to effect the retirement.

        The Notes indenture contains negative and affirmative covenants and other requirements that are comparable to those contained in the Credit Facility. At December 31, 2008, the Company was in compliance with all such covenant requirements.

        The Company's unamortized debt issuance costs approximated $7.4 million and $9.8 million at December 31, 2008 and 2007, respectively, and are included in other assets in the accompanying balance sheet. These amounts consist primarily of legal, accounting and other transaction advisory fees as well as facility fees paid to the lenders. The Company's unamortized discount on the Notes was $1.0 million and $1.2 million at December 31, 2008 and 2007, respectively, and the unamortized premium was $0.3 million and $0.4 million at December 31, 2008 and 2007, respectively. Debt issuance costs and the discount/premium on the Notes are amortized using the interest method over the terms of the underlying debt instruments to which these amounts relate. Amortization expense for these items

TRIMAS CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

13. Long-term Debt (Continued)

was approximately $2.5 million, $2.7 million and $4.3 million in 2008, 2007 and 2006, respectively, and is included in interest expense in the accompanying statement of operations. In addition, the Company incurred non-cash debt extinguishment costs of approximately $0.2 million, $2.5 million and $7.9 million for the years ended December 31, 2008, 2007 and 2006, respectively.

        Future maturities of the face value of long-term debt at December 31, 2008 are as follows:

Year Ending December 31:	(in thousands)
2009	$10,360
2010	13,950
2011	9,470
2012	332,990
2013	243,790

Total	$610,560

14. Leases

        TriMas leases certain equipment and plant facilities under non-cancelable operating leases. Rental expense for TriMas totaled approximately $15.7 million in 2008, $17.1 million in 2007 and $18.7 million in 2006.

        Minimum payments for operating leases having initial or remaining non-cancelable lease terms in excess of one year at December 31, 2008, including approximately $2.4 million annually related to discontinued operations, are summarized below:

Year Ending December 31:	(in thousands)
2009	$14,750
2010	14,330
2011	12,350
2012	11,820
2013	10,690
Thereafter	63,400

Total	$127,340

TRIMAS CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

15. Commitments and Contingencies

        A civil suit was filed in the United States District Court for the Central District of California in December 1988 by the United States of America and the State of California against more than 180 defendants, including TriMas, for alleged release into the environment of hazardous substances disposed of at the Operating Industries, Inc. site in California. This site served for many years as a depository for municipal and industrial waste. The plaintiffs have requested, among other things, that the defendants clean up the contamination at that site. Consent decrees have been entered into by the plaintiffs and a group of the defendants, including TriMas, providing that the consenting parties perform certain remedial work at the site and reimburse the plaintiffs for certain past costs incurred by the plaintiffs at the site. The Company estimates that its share of the clean-up costs will not exceed $500,000, for which the Company has insurance proceeds. Plaintiffs had sought other relief such as damages arising out of claims for negligence, trespass, public and private nuisance, and other causes of action, but the consent decree governs the remedy. Based upon the Company's present knowledge and subject to future legal and factual developments, the Company does not believe that this matter will have a material adverse effect on its financial position, results of operations or cash flows.

        As of December 31, 2008, the Company was a party to approximately 784 pending cases involving an aggregate of approximately 7,524 claimants alleging personal injury from exposure to asbestos containing materials formerly used in gaskets (both encapsulated and otherwise) manufactured or distributed by certain of our subsidiaries for use primarily in the petrochemical refining and exploration industries. The following chart summarizes the number of claimants, number of claims filed, number of claims dismissed, number of claims settled, the average settlement amount per claim and the total defense costs, excluding amounts reimbursed under the Company's primary insurance, at the applicable date and for the applicable periods:

	Claims pending at beginning of period	Claims filed during period	Claims dismissed during period	Claims settled during period	Average settlement amount per claim during period	Total defense costs during period
Fiscal year ended December 31, 2006	19,416	3,766	12,508	123	$5,613	$4,895,000
Fiscal year ended December 31, 2007	10,551	619	1,484	142	$9,243	$4,982,000
Fiscal year ended December 31, 2008	9,544	723	2,668	75	$1,813	$3,448,000

        In addition, the Company acquired various companies to distribute its products that had distributed gaskets of other manufacturers prior to acquisition. The Company believes that many of our pending cases relate to locations at which none of its gaskets were distributed or used.

        The Company may be subjected to significant additional asbestos-related claims in the future, the cost of settling cases in which product identification can be made may increase, and the Company may be subjected to further claims in respect of the former activities of its acquired gasket distributors. The Company is unable to make a meaningful statement concerning the monetary claims made in the asbestos cases given that, among other things, claims may be initially made in some jurisdictions without specifying the amount sought or by simply stating the requisite or maximum permissible monetary relief, and may be amended to alter the amount sought. The large majority of claims do not specify the amount sought. Of the 7,524 claims pending at December 31, 2008, 193 set forth specific amounts of damages (other than those stating the statutory minimum or maximum). 156 of the 193 claims sought between $1.0 million and $5.0 million in total damages (which includes compensatory and punitive damages), 35 sought between $5.0 million and $10.0 million in total damages (which includes compensatory and punitive damages) and 2 sought over $10.0 million in total damages (which includes compensatory and punitive damages). Solely with respect to compensatory damages, 161 of the 193 claims sought between $50,000 and $600,000, 30 sought between $1.0 million and $5.0 million and 2

TRIMAS CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

15. Commitments and Contingencies (Continued)

sought over $5.0 million. Solely with respect to punitive damages, 157 of the 193 claims sought between $0 and $2.5 million, 35 sought between $2.5 million and $5.0 million and 1 sought over $5.0 million. In addition, relatively few of the claims have reached the discovery stage and even fewer claims have gone past the discovery stage.

        Total settlement costs (exclusive of defense costs) for all such cases, some of which were filed over 20 years ago, have been approximately $5.2 million. All relief sought in the asbestos cases is monetary in nature. To date, approximately 50% of the Company's costs related to settlement and defense of asbestos litigation have been covered by its primary insurance. Effective February 14, 2006, the Company entered into a coverage-in-place agreement with its first level excess carriers regarding the coverage to be provided to the Company for asbestos-related claims when the primary insurance is exhausted. The coverage-in-place agreement makes coverage available to the Company that might otherwise be disputed by the carriers and provides a methodology for the administration of asbestos litigation defense and indemnity payments. The coverage in place agreement allocates payment responsibility among the primary carrier, excess carriers and the Company's subsidiary.

        Based on the settlements made to date and the number of claims dismissed or withdrawn for lack of product identification, the Company believes that the relief sought (when specified) does not bear a reasonable relationship to its potential liability. Based upon the Company's experience to date and other available information (including the availability of excess insurance), the Company does not believe that these cases will have a material adverse effect on its financial position and results of operations or cash flows.

        The Company is subject to other claims and litigation in the ordinary course of business, but does not believe that any such claim or litigation will have a material adverse effect on its financial position and results of operations or cash flows.

16. Related Parties

  Metaldyne Corporation

        In connection with the Company's reorganization in June 2002, TriMas assumed approximately $37.0 million of liabilities and obligations of Metaldyne Corporation ("Metaldyne"), mainly comprised of contractual obligations to former TriMas employees, tax related matters, benefit plan liabilities and reimbursements to Metaldyne for normal course payments made on TriMas' behalf. The remaining contractual obligations to Metaldyne of approximately $5.8 million and $6.0 million at December 31, 2008 and 2007, respectively, are classified as accrued liabilities in the accompanying consolidated balance sheet.

        On January 11, 2007, Metaldyne merged into a subsidiary of Asahi Tec Corporation ("Asahi") whereby Metaldyne became a wholly-owned subsidiary of Asahi. In connection with the consummation of the merger, Metaldyne dividended the 4,825,587 shares of the Company's common stock that it owned on a pro rata basis to the holders of Metaldyne's common stock at the time of such dividend. As a result of the merger, Metaldyne and the Company are no longer related parties. In addition, as a result of the merger, it has been asserted that Metaldyne may be obligated to accelerate funding and payment of actuarially determined amounts owing to seven former Metaldyne executives under a supplemental executive retirement plan ("SERP"). Under the stock purchase agreement between Metaldyne and Heartland Industrial Partners ("Heartland"), TriMas is required to reimburse Metaldyne, when billed, for its allocated portion of the amounts due to certain Metaldyne SERP participants, as defined. At December 31, 2008, TriMas has accrued an estimated liability to Metaldyne on its reported balance sheet of approximately $4.7 million (included in the remaining $5.8 million of

TRIMAS CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

16. Related Parties (Continued)

contractual obligations above), However, if Metaldyne is required to accelerate funding of the SERP liability, TriMas may be obligated to reimburse Metaldyne up to approximately $7.1 million, which could result in future charges to the Company's statement of operations of up to $2.4 million. The Company continues to review the validity of these assertions.

        Subject to certain limited exceptions, Metaldyne and TriMas retained separate liabilities associated with the respective businesses. Accordingly, the Company will indemnify and hold Metaldyne harmless from all liabilities associated with TriMas and its subsidiaries and the respective operations and assets, whenever conducted, and Metaldyne will indemnify and hold harmless Heartland and TriMas harmless from all liabilities associated with Metaldyne and its subsidiaries (excluding TriMas and its subsidiaries) and their respective operations and assets, whenever conducted. In addition, TriMas agreed with Metaldyne to indemnify one another for its allocated share (42.01% with respect to TriMas and 57.99% with respect to Metaldyne) of liabilities not readily associated with either business, or otherwise addressed including certain costs related to other matters intended to effectuate other provisions of the agreement. These indemnification provisions survive indefinitely and are subject to a $50,000 deductible.

  Heartland Industrial Partners

        In connection with the Company's initial public offering of common stock in the second quarter of 2007, the Company paid Heartland $10.0 million to terminate its existing advisory services agreement, under which Heartland had provided services such as monitoring of business plans, strategic direction, development of projections, financial review, management and other restructuring and reorganization efforts, assistance with investor relations and other matters. The advisory services had been provided for an annual fee of $4.0 million plus expenses. During 2007 and 2006, Heartland was paid $2.1 million and $4.1 million, respectively, for fees and expenses under this agreement. Such amounts are included in selling, general and administrative expenses in the accompanying consolidated statement of operations. In 2008, Heartland did not receive any payments for fees arising from the advisory services agreement, but did receive reimbursement for expenses of approximately $0.1 million.

  Related Party Sales

        The Company sold fastener products to Metaldyne in the amount of approximately $0.1 million and $0.4 million for the years ended December 31, 2007 and 2006, respectively. The Company also sold fastener products to affiliates of a shareholder in the amount of approximately $6.1 million for the year ended December 31, 2006. These amounts are included in results of discontinued operations. See Note 5, "Discontinued Operations and Assets Held for Sale."

17. Employee Benefit Plans

  Pension and Profit-Sharing Benefits

        The Company provides a defined contribution profit sharing plan for the benefit of substantially all the Company's domestic salaried and non-union hourly employees. The plan contains both contributory and noncontributory profit sharing arrangements, as defined. Aggregate charges included in the accompanying statement of operations under this plan for both continuing and discontinued operations were approximately $3.4 million, $3.5 million and $3.8 million in 2008, 2007 and 2006, respectively. The Company's foreign and union hourly employees participate in defined benefit pension plans.

TRIMAS CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

17. Employee Benefit Plans (Continued)

  Postretirement Benefits

        The Company provides postretirement medical and life insurance benefits, none of which are pre-funded, for certain of its active and retired employees.

  Plan Assets, Expenses and Obligations

        Plan assets, expenses and obligations for pension and postretirement benefit plans disclosed herein include both continuing and discontinued operations.

        Net periodic pension and postretirement benefit costs recorded in the Company's statement of operations for defined benefit pension plans and postretirement benefit plans include the following components:

	Pension Benefit			Postretirement Benefit
	2008	2007	2006	2008	2007	2006
	(dollars in thousands)
Service cost	$470	$570	$640	$90	$90	$90
Interest cost	1,490	1,660	1,630	420	420	430
Expected return on plan assets	(1,560)	(2,060)	(1,890)	—	—	—
Amortization of prior-service cost	—	—	10	—	—	—
Settlement/curtailment (gain)/loss	—	3,870	820	(1,600)	—	—
Amortization of net loss	280	470	530	30	100	80

Net periodic benefit cost	$680	$4,510	$1,740	$(1,060)	$610	$600

        In 2008, the Company's post-retirement benefit obligation decreased approximately $4.1 million due to amendments and/or curtailments of certain of the Company's plans, resulting in recognition of an approximate $1.6 million gain. In 2007, the Company settled its obligation outstanding under one of its postretirement benefit plans, resulting in the recognition of a previously deferred gain of approximately $0.2 million.

        In 2007, the Company's Packaging segment recognized a non-cash defined benefit pension settlement loss of approximately $3.9 million related to a plan for certain employees previously located at a distribution facility in Canada that was closed in 1997. The closure of the facility resulted in a partial windup of the plan. However, Canadian law did not specify how to distribute surplus assets related to partial windups of benefit plans. This issue was recently resolved in the Canadian court system and, the Company's plan was approved by the Canadian regulatory authorities in November 2007, at which time the Company recorded the settlement loss.

        The estimated net actuarial loss and prior service cost for the defined benefit pension and postretirement benefit plans that is expected to be amortized from accumulated other comprehensive income into net periodic benefit cost in 2009 is $0.02 million.

        Actuarial valuations of the Company's defined benefit pension and postretirement plans were prepared as of December 31, 2008 and 2007, and September 30, 2006. Weighted-average assumptions

TRIMAS CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

17. Employee Benefit Plans (Continued)

used in accounting for the U.S. defined benefit pension plans and postretirement benefit plans are as follows:

	Pension Benefit			Postretirement Benefit
	2008	2007	2006	2008	2007	2006
Discount rate for obligations	6.375%	6.75%	6.00%	6.65%	6.375%	5.75%
Discount rate for benefit costs	6.75%	6.00%	5.75%	6.375%	5.75%	5.75%
Rate of increase in compensation levels	N/A	N/A	N/A	N/A	N/A	N/A
Expected long-term rate of return on plan assets	8.50%	8.50%	8.50%	N/A	N/A	N/A

        The Company historically utilized an above-median bond yield curve as the basis for its domestic discount rate for its pension and postretirement benefit plans. In 2008, the Company changed its basis for the discount rate from an above-median bond yield curve to a high-quality (Aa) corporate bond yield curve. Management believes this change removes the impact of including increased required corporate bond yields (potentially considered in the above-median curve) during the fourth quarter of 2008 resulting from the economic crisis that do not necessarily reflect the general trend in high-quality interest rates.

        Actuarial valuations of the Company's non-U.S. defined benefit pension plans were prepared as of December 31, 2008 and 2007, and September 30, 2006. Weighted-average assumptions used in accounting for the non-U. S. defined benefit pension plans are as follows:

	Pension Benefit
	2008	2007	2006
Discount rate for obligations	6.70%	5.80%	5.30%
Discount rate for benefit costs	5.80%	5.30%	5.35%
Rate of increase in compensation levels	4.15%	3.65%	3.75%
Expected long-term rate of return on plan assets	8.55%	8.55%	8.55%

        The following provides a reconciliation of the changes in the Company's defined benefit pension and postretirement benefit plans' projected benefit obligations and fair value of assets for each of the years ended December 31, 2008 and 2007 and the funded status as of December 31, 2008 and 2007:

	Pension Benefit		Postretirement Benefit
	2008	2007	2008	2007
	(dollars in thousands)
Changes in Projected Benefit Obligations
Benefit obligations at January 1	$(27,780)	$(29,700)	$(6,880)	$(7,750)
Service cost	(470)	(710)	(90)	(110)
Interest cost	(1,490)	(2,070)	(420)	(520)
Participant contributions	(50)	(110)	(50)	(120)
Actuarial gain (loss)	370	(2,460)	910	930
Benefit payments	1,450	2,290	590	600
Curtailment/terminations	(150)	—	4,110	—
Settlement payments	—	5,630	—	90
Change in foreign currency	3,620	(650)	—	—

Projected benefit obligations at December 31	$(24,500)	$(27,780)	$(1,830)	$(6,880)

Accumulated benefit obligations at December 31	$(23,860)	$(26,800)	$(1,830)	$(6,880)

TRIMAS CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

17. Employee Benefit Plans (Continued)

	Pension Benefit		Postretirement Benefit
	2008	2007	2008	2007
	(dollars in thousands)
Changes in Plan Assets
Fair value of plan assets at January 1	$21,010	$23,650	$—	$—
Actual return on plan assets	(3,080)	1,700	—	—
Employer contributions	2,040	2,270	540	480
Participant contributions	50	110	50	120
Benefit payments	(1,450)	(2,290)	(590)	(600)
Settlement payment	—	(5,630)	—	—
Change in foreign currency	(3,460)	1,200	—	—

Fair value of plan assets at December 31	$15,110	$21,010	$—	$—

	Pension Benefit		Postretirement Benefit
	2008	2007	2008	2007
	(dollars in thousands)
Funded Status
Plan assets less than projected benefits at December 31	$(9,390)	$(6,760)	$(1,830)	$(6,880)
Unrecognized prior-service cost	170	20	(2,330)	—
Unrecognized net loss/(gain)	10,340	7,090	(180)	930

Net asset (liability) recognized at December 31	$1,120	$350	$(4,340)	$(5,950)

TRIMAS CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

17. Employee Benefit Plans (Continued)

	Pension Benefit		Postretirement Benefit
	2008	2007	2008	2007
	(dollars in thousands)
Components of the Net Asset Recognized
Prepaid benefit cost	$770	$1,450	$—	$—
Current liabilities	(400)	(400)	(570)	(670)
Noncurrent liabilities	(9,760)	(7,820)	(1,260)	(6,210)
Accumulated other comprehensive loss	10,510	7,120	(2,510)	930

Net asset (liability) recognized at December 31	$1,120	$350	$(4,340)	$(5,950)

	Pension Benefit		Postretirement Benefit
	2008	2007	2008	2007
	(dollars in thousands)
Plans with Benefit Obligation Exceeding Plan Assets
Benefit obligation	$(23,180)	$(25,850)	$(1,830)	$(6,880)
Plan assets	13,020	17,640	—	—

Benefit obligation in excess of plan assets	$(10,160)	$(8,210)	$(1,830)	$(6,880)

        The assumptions regarding discount rates and expected return on plan assets can have a significant impact on amounts reported for benefit plans. A 25 basis point change in benefit obligation discount rates or 50 basis point change in expected return on plan assets would have the following affect:

	December 31, 2008 Benefit Obligation		2008 Expense
	Pension	Postretirement Benefit	Pension	Postretirement Benefit
	(dollars in thousands)
Discount rate
25 basis point increase	$(720)	$(20)	$(40)	$—
25 basis point decrease	750	20	60	—
Expected return on assets
50 basis point increase	N/A	N/A	$(80)	N/A
50 basis point decrease	N/A	N/A	80	N/A

        The Company expects to make contributions of approximately $1.9 million to fund its pension plans and $0.6 million to fund its postretirement benefit payments during 2009.

TRIMAS CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

17. Employee Benefit Plans (Continued)

  Plan Assets

        The weighted average asset allocation of the Company's domestic and foreign pension plans' assets at December 31, 2008 and 2007 were as follows:

	Domestic Pension		Foreignx Pension
	2008	2007	2008	2007
Equity securities	49%	61%	43%	54%
Debt securities	44%	33%	57%	45%
Real estate	0%	0%	0%	0%
Cash	7%	6%	0%	1%

Total	100%	100%	100%	100%

        The Company's investment goal is to provide for capital growth with a moderate level of volatility by investing assets in targeted allocation ranges. The amounts allocated to equity securities typically comprise the largest percentage of the asset allocation as they are projected to have the greatest rate of return on a long-term basis. In the U.S., the Company invests the plan assets in a balanced portfolio of funds by investing up to 75% of the plan assets in equity securities and at least 25% in fixed income securities. The U.S. asset portfolio invests primarily in common stocks of U.S. companies with market capitalizations generally in excess of $1.0 billion. The Company's foreign plans generally seek to invest 50-60% of the plan assets in equity securities and 40-50% in fixed income securities. The December 31, 2008 value of the foreign plan assets are weighted more heavily toward debt securities due to the current economic downturn in the world's economy and markets and resulting decrease in value of the equity securities. At this point, the decision was made not to rebalance the portfolio to realign the value with the targeted allocation ranges. The expected long-term rate of return for both the domestic and foreign plans' total assets is based on the expected return of each of the above categories, weighted based on the target allocation for each class.

        The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

	Pension Benefit	Postretirement Benefit
	(dollars in thousands)
2009	$1,370	$570
2010	1,380	320
2011	1,410	280
2012	1,480	190
2013	1,540	180
Years 2014-2018	8,560	580

        The assumed health care cost trend rate used for purposes of calculating the Company's postretirement benefit obligation in 2008 was 8.5% for pre-65 plan participants and 10.5% for post-65 plan participants, decreasing to an ultimate rate in 2017 of 5.0%. A one-percentage point change in the assumed health care cost trend would have the following effects:

	One Percentage- Point Increase	One Percentage- Point Decrease
	(dollars in thousands)
Effect on total service and interest cost	$40	$(40)
Effect on postretirement benefit obligation	80	(70)

TRIMAS CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

18. Equity Awards

  2006 Plan

        The TriMas Corporation 2006 Long Term Equity Incentive Plan (the "2006 Plan") provides for the issuance of equity-based incentives in various forms for up to an aggregate of 1,435,877 shares of the Company's common stock, of which up to 500,000 shares may be granted as incentive stock options. In general, stock options and stock appreciation rights have a fungible ratio of one-to-one (one granted option/appreciation right counts as one share against the aggregate available to issue), while other forms of equity grants, including restricted shares of common stock, have a fungible ratio of two-to-one.

        During the second and third quarters of 2008, the Company granted 391,000 restricted shares of its common stock to certain employees, which vest ratably over three years from date of grant but are contingent upon certain service and performance conditions. Of the 391,000 restricted shares granted, 111,500 shares are subject to a service provision, where the only condition to the share vesting is that the employee remains with the Company for the vesting period. The remaining 279,500 shares granted are subject to both a service provision (same as above) and a performance provision. These shares vest in the same manner as the service provision grants only if the Company attains and/or exceeds a certain EBITDA target for the year ended December 31, 2008, or would otherwise be cancelled. The Company did not meet or exceed this EBITDA target, resulting in the cancellation of all outstanding restricted shares containing the performance provision.

        In September 2007, the Company granted 390,610 restricted shares of its common stock to certain employees, which vest ratably over three years from date of grant, but were contingent upon certain service and performance conditions. Of the 390,610 shares granted, 145,750 shares were subject to a service provision, where the only condition to the share vesting was that the employee remained with the Company for the vesting period. The remaining 244,860 shares granted were subject to both a service provision (same as above) and a performance provision, where these shares would vest in the same manner as the service provision-only grants if the Company attained and/or exceeded a certain EBITDA target for the year ended December 31, 2007, or would otherwise be cancelled. The Company did not meet or exceed this EBITDA target, resulting in the cancelation of all outstanding restricted shares containing the performance provision.

        The Company recognized approximately $0.9 million and $0.3 million of stock-based compensation expense related to the 2006 Plan during the year ended December 31, 2008 and 2007, respectively. As of December 31, 2008, the Company had $0.7 million of unrecognized compensation cost related to grants outstanding under the 2006 Plan that is expected to be recorded over a weighted average period of 1.4 years.

        Information related to restricted shares at December 31, 2008 is as follows:

	Number of Unvested Restricted Shares	Weighted Average Grant Date Fair Value	Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2008	142,145	$12.26
Granted	391,000	6.28
Vested	(42,870)	12.26
Cancelled	(329,367)	6.68

Outstanding at December 31, 2008	160,908	$8.89	2.0	$222,053

TRIMAS CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

18. Equity Awards (Continued)

  2002 Plan

        The TriMas Corporation 2002 Long Term Equity Incentive Plan (the "2002 Plan") provides for the issuance of equity-based incentives in various forms, of which a total of 1,786,123 stock options have been approved for issuance under the 2002 Plan. As of December 31, 2008, the Company has 1,596,213 stock options outstanding, each of which may be used to purchase one share of the Company's common stock. The options have a 10-year life and the exercise prices range from $20 to $23. Eighty percent of the options vest ratably over three years from the date of grant, while the remaining twenty percent vest after seven years from the date of grant or on an accelerated basis over three years based upon achievement of specified performance targets, as defined in the 2002 Plan. The options become exercisable upon the later of: (1) the normal vesting schedule as described above, or (2) upon the occurrence of a qualified public equity offering as defined in the 2002 Plan, one half of the vested options became exercisable 180 days following such public equity offering (November 14, 2007), and the other one half of vested options become exercisable on the first anniversary following consummation of the public offering (May 14, 2008). As of December 31, 2008, 1,318,408 stock options were exercisable under the 2002 Plan.

        The fair values of options granted in 2007 and 2006 under the Plan were estimated using the Black-Scholes option pricing model using the following weighted average assumptions: expected life of 6 years, risk-free interest rate of 4.7%, and expected volatility of 30%. During 2007 and 2006, 5,018 and 73,600 options were issued by the Company. The weighted average fair value of stock options at the date of grant was $3.34 for options granted in both 2007 and 2006.

        The Company recognized stock-based compensation expense related to 2002 Plan of approximately $0.1 million, $0.2 million and $1.3 million for the years ended December 31, 2008, 2007 and 2006, respectively. The stock-based compensation expense is included in selling, general and administrative expenses in the accompanying statement of operations. The fair value of options which vested during the years ended December 31, 2008, 2007 and 2006 was $0.7 million, $0.7 million and $0.6 million, respectively. As of December 31, 2008, the Company had $0.1 million of unrecognized compensation cost related to stock options that is expected to be recorded over a weighted average period of 1.4 years.

        A summary of the status of the Company's stock options as of December 31, 2008, and changes during the year then ended, is presented below:

	Number of Options	Weighted Average Option Price	Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2008	2,000,481	$20.89
Granted	—	—
Exercised	—	—
Cancelled	(404,268)	20.75

Outstanding at December 31, 2007	1,596,213	$20.92	4.6	$—

19. Segment Information

        TriMas' reportable operating segments are business units that provide unique products and services. Each operating segment is independently managed, requires different technology and marketing strategies and has separate financial information evaluated regularly by the Company's chief

TRIMAS CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

19. Segment Information (Continued)

operating decision maker in determining resource allocation and assessing performance. Effective April 1, 2009, the Company realigned its reportable segments as a result of its recent management reporting and business consolidation changes. The Company previously reported under five segments: Packaging Systems, Energy Products, Industrial Specialties, RV & Trailer Products and Recreational Accessories. Following the realignment, the Company reports the following five segments: Packaging, Energy, Aerospace & Defense, Engineered Components, and Cequent. Segment information included in all notes has been revised to conform to this current structure and presentation.

        TriMas groups its operating segments into five reportable segments, described below. Within these operating segments, there are no individual products or product families for which reported revenues accounted for more than 10% of the Company's consolidated revenues.

        Packaging—Steel and plastic closure caps, drum enclosures, rings and levers, and dispensing systems for industrial and consumer markets.

        Energy—Engines, engine replacement parts and other well site products for the oil and gas industry as well as metallic and non-metallic industrial gaskets and fasteners for the petroleum refining, petrochemical and other industrial markets.

        Aerospace & Defense—Highly engineered specialty fasteners and screws for the commercial and military aerospace industries and specialty ordnance components for the defense industry.

        Engineered Components—High-pressure and low-pressure cylinders for the transportation, storage and dispensing of compressed gases, specialty fasteners for the automotive industry, spinal and trauma implant products for the medical industry, and specialty precision tools such as center drills, cutters, end mills, reamers and punches.

        Cequent—Custom-engineered towing, trailering and electrical products including trailer couplers, winches, jacks, trailer brakes and brake control solutions, lighting accessories and roof racks for the recreational vehicle, agricultural/utility, marine, automotive and commercial trailer markets, functional vehicle accessories and cargo management solutions including vehicle hitches and receivers, sway controls, weight distribution and fifth-wheel hitches, hitch-mounted accessories, and other accessory components.

        The Company's management uses Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA") as a primary indicator of financial operating performance and as a measure of cash generating capability. Adjusted EBITDA is defined as net income (loss) before cumulative effect of accounting change and before interest, taxes, depreciation, amortization, non-cash asset and goodwill impairment charges and write-offs and non-cash losses on sale-leaseback of property and equipment. For purposes of this Note, the Company defines operating net assets as total assets less current liabilities.

TRIMAS CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

19. Segment Information (Continued)

        Segment activity is as follows:

	Year ended December 31,
	2008	2007	2006
	(dollars in thousands)
Net Sales
Packaging	$161,330	$151,950	$143,780
Energy	213,750	163,470	156,990
Aerospace & Defense	95,300	79,550	65,540
Engineered Components	126,530	125,080	109,870
Cequent	424,390	483,020	472,160

Total	$1,021,300	$1,003,070	$948,340

Impairment Charges
Packaging	$62,490	$—	$—
Energy	—	—	—
Aerospace & Defense	—	—	—
Engineered Components	24,790	—	—
Cequent	85,440	174,580	117,010

Total	$172,720	$174,580	$117,010

Operating Profit (Loss)
Packaging	$(31,200)	$26,880	$31,220
Energy	32,740	22,860	22,790
Aerospace & Defense	31,850	23,190	19,380
Engineered Components	(12,180)	18,580	16,820
Cequent	(75,430)	(145,430)	(84,560)
Corporate expenses and management fees	(22,160)	(40,730)	(24,450)

Total	$(76,380)	$(94,650)	$(18,800)

Capital Expenditures
Packaging	$5,890	$14,340	$7,670
Energy	5,100	5,590	3,380
Aerospace & Defense	5,720	6,110	1,490
Engineered Components	6,870	10,000	2,680
Cequent	5,010	11,450	6,520
Corporate	100	120	80

Total	$28,690	$47,610	$21,820

TRIMAS CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

19. Segment Information

	Year ended December 31,
	2008	2007	2006
	(dollars in thousands)
Depreciation and Amortization
Packaging	$13,780	$11,840	$10,590
Energy	2,790	2,470	2,290
Aerospace & Defense	1,960	1,530	1,500
Engineered Components	4,040	3,520	2,970
Cequent	18,410	19,530	18,090
Corporate	100	170	330

Total	$41,080	$39,060	$35,770

Operating Net Assets
Packaging	$271,780	$355,460	$361,230
Energy	118,440	100,880	90,340
Aerospace & Defense	77,880	76,910	72,920
Engineered Components	50,750	64,580	41,190
Cequent	224,940	329,110	505,040
Corporate	(28,280)	(42,480)	(14,900)

Subtotal from continuing operations	715,510	884,460	1,055,820
Discontinued operations	24,860	40,000	24,580

Total operating net assets	740,370	924,460	1,080,400

Current liabilities	189,850	203,530	205,660

Consolidated assets	$930,220	$1,127,990	$1,286,060

Adjusted EBITDA
Packaging	$45,030	$38,840	$41,600
Energy	35,430	25,430	25,070
Aerospace & Defense	33,810	24,790	20,890
Engineered Components	16,720	22,080	19,800
Cequent	28,310	47,960	50,590
Corporate expenses and management fees	(20,280)	(43,980)	(28,110)

Subtotal from continuing operations	139,020	115,120	129,840
Discontinued operations	(2,660)	7,720	(7,150)

Total	$136,360	$122,840	$122,690

TRIMAS CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

19. Segment Information (Continued)

        The following is a reconciliation of the Company's Adjusted EBITDA to net loss:

	Year ended December 31,
	2008	2007	2006
	(dollars in thousands)
Net loss	$(136,190)	$(158,430)	$(128,910)
Income tax expense (benefit)(a)	(12,610)	(10,410)	(6,520)
Interest expense(b)	55,920	68,310	79,060
Debt extinguishment costs	140	7,440	8,610
Change in asset retirement obligation of discontinued operations	—	—	(550)
Impairment of property and equipment(c)	500	3,370	15,760
Impairment of goodwill and indefinite-lived intangible assets(d)	184,530	171,210	116,500
Depreciation and amortization(e)	44,070	41,350	38,740

Adjusted EBITDA, total company	$136,360	$122,840	$122,690
Adjusted EBITDA, discontinued operations	(2,660)	7,720	(7,150)

Adjusted EBITDA, continuing operations	$139,020	$115,120	$129,840

(a)
Includes addback of income tax benefit (expense) of approximately $10.5 million, $(2.7) million and $7.3 million recorded in 2008, 2007 and 2006, respectively, related to discontinued operations. See Note 5, "Discontinued Operations and Assets Held for Sale" to the financial statements attached hereto for further information.

(b)
Includes interest expense related to discontinued operations in the amount of $0.2 million in 2008.

(c)
Includes asset impairments related to continuing operations of approximately $0.5 million, $3.4 million and $0.5 million in 2008, 2007 and 2006, respectively. Also includes impairment charges of $15.3 million in 2006 related to our industrial fastening business which is reported as discontinued operations.

(d)
Includes goodwill and indefinite-lived intangible asset impairment charges of $172.2 million in our Packaging , Engineered Components, and Cequent segments in 2008 and $171.2 million and $116.5 million in our Cequent segment in 2007 and 2006.

(e)
Includes depreciation and amortization related to discontinued operations in the amounts of $5.4 million, $2.3 million and $2.8 million in 2008, 2007 and 2006, respectively.

TRIMAS CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

19. Segment Information (Continued)

        The following table presents the Company's revenues for each of the years ended December 31 and operating net assets at each year ended December 31, attributed to each subsidiary's continent of domicile. Other than Australia, there was no single non-U.S. country for which revenue and net assets were material to the combined revenues and net assets of the Company taken as a whole.

	As of December 31,
	2008		2007		2006
	Sales	Operating Net Assets	Sales	Operating Net Assets	Sales	Operating Net Assets
	(dollars in thousands)
Non-U.S.
Europe	$59,840	$60,770	$61,080	$96,700	$53,670	$90,520
Australia	65,740	19,540	59,150	28,220	55,140	34,330
Asia	2,260	19,120	9,430	13,240	4,850	6,090
South America	—	10	—	(120)	—	170
Other North America	41,830	14,510	45,580	31,900	42,570	67,480

Total non-U.S	169,670	113,950	175,240	169,940	156,230	198,590
U.S.
Continuing operations	851,630	601,560	827,830	714,520	792,110	857,200
Discontinued operations(a)	—	24,860	—	40,000	—	24,610

Total U.S.	851,630	626,420	827,830	754,520	792,110	881,810

Total Company	$1,021,300	$740,370	$1,003,070	$924,460	$948,340	$1,080,400

(a)
See Note 5, "Discontinued Operations and Assets Held for Sale."

        The Company's export sales approximated $122.2 million, $121.5 million and $109.7 million in 2008, 2007 and 2006, respectively.

20. Income Taxes

	Year ended December 31,
	2008	2007	2006
	(dollars in thousands)
Income (loss) from continuing operations before income tax expense:
Domestic	$(98,570)	$(180,920)	$(126,860)
Foreign	(32,100)	6,640	16,240

Loss from continuing operations before income tax expense	$(130,670)	$(174,280)	$(110,620)

Current income tax expense (benefit) from continuing operations:
Federal	$450	$(40)	$(680)
State and local	1,270	(1,120)	1,200
Foreign	6,120	4,270	4,360
Deferred benefit:
Federal	(7,430)	(13,690)	(4,220)
Foreign	(2,490)	(2,500)	150

Income tax expense (benefit) from continuing operations	$(2,080)	$(13,080)	$810

TRIMAS CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

20. Income Taxes (Continued)

        The components of deferred taxes at December 31, 2008 and 2007 are as follows:

	2008	2007
	(dollars in thousands)
Deferred tax assets:
Inventories	$6,230	$5,750
Accounts receivable	1,750	1,450
Accrued liabilities and other long-term liabilities	25,550	27,610
Tax loss and credit carryforwards	36,010	42,340

Gross deferred tax asset	69,540	77,150
Valuation allowances	(4,240)	(7,580)

Net deferred tax asset	65,300	69,570

Deferred tax liabilities:
Property and equipment	(20,570)	(15,780)
Intangible assets	(79,030)	(107,220)
Other, principally prepaid expenses	(380)	(990)

Gross deferred tax liability	(99,980)	(123,990)

Net deferred tax liability	$(34,680)	$(54,420)

        As of December 31, 2008 and 2007, net deferred taxes are classified in the accompanying balance sheet as follows:

	2008			2007
	Current	Long-term	Total	Current	Long-term	Total
	(dollars in thousands)
Deferred tax assets	$17,130	$48,170	$65,300	$19,020	$50,550	$69,570
Deferred tax liabilities	(160)	(99,820)	(99,980)	(160)	(123,830)	(123,990)

Net deferred taxes	$16,970	$(51,650)	$(34,680)	$18,860	$(73,280)	$(54,420)

        The following is a reconciliation of tax computed at the U.S. federal statutory rate to income tax expense (benefit) allocated to income (loss) from continuing operations before income taxes:

	2008	2007	2006
U.S. federal statutory rate	35%	35%	35%
Tax at U.S. federal statutory rate	$(45,730)	$(61,000)	$(38,710)
State and local taxes, net of federal tax benefit	1,500	(690)	(610)
Differences in effective foreign tax rates	(680)	(780)	(1,460)
Change in tax rate/law	—	(1,370)	—
Extraterritorial income exclusion	—	—	(540)
Goodwill impairment	43,920	49,630	39,690
Controlled foreign corporation income	2,290	—	—
Non-deductible expenses	350	460	290
Valuation allowance	(2,870)	1,040	1,900
Other, net	(860)	(370)	250

Income tax expense (benefit)	$(2,080)	$(13,080)	$810

TRIMAS CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

20. Income Taxes (Continued)

        As of December 31, 2008, the Company has unused U.S. net operating loss ("NOL") carryforwards and a capital loss carryforward of approximately $81.7 million and $5.9 million, respectively. The NOL carryforwards will expire between the years of 2022 and 2028. The capital loss carryforward will expire in the year 2011. In addition, the Company has recorded a deferred tax asset of $6.0 million in relation to various state operating loss carryforwards that expire over a variety of dates through 2028.

        The Company has recorded net valuation allowances against certain deferred tax assets of $4.2 and $7.6 million as of December 31, 2008 and 2007, respectively. During 2008, additional evidence became available which resulted in the release of valuation allowances in the amount of $3.6 million related to certain tax loss carryforwards. The Company determines valuation allowances in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes," which requires an assessment of positive and negative evidence when measuring the need for a valuation allowance, on a jurisdiction-by-jurisdiction basis.

        During 2007, several tax jurisdictions in which the Company does business reduced its tax rate and/or changed its tax law. Accordingly, the Company reduced its net deferred income tax liabilities in those jurisdictions to reflect the lower tax rates, resulting in a decrease to consolidated income tax expense. In addition, the Company recorded a tax benefit associated with the findings of a Texas tax court in which throwback sales were deemed unconstitutional. The Company's tax benefit associated with the change in tax rates and/or tax law during 2007 is approximately $1.4 million.

        In general, it is the practice and intention of the Company to reinvest the earnings of its non-U.S. subsidiaries in those operations. As of December 31, 2008, the Company has not made a provision for U.S. or additional foreign withholding taxes on approximately $115.6 million of the excess of the amount for financial reporting over the tax basis of investments in foreign subsidiaries that are essentially permanent in duration. Generally, such amounts become subject to U.S. taxation upon remittance of dividends and under certain other circumstances. It is not practicable to estimate the amount of deferred tax liability related to investments in these foreign subsidiaries.

  Uncertain tax positions

        The Company had approximately $7.6 million and $8.1 million of gross UTB's as of December 31, 2008 and 2007, respectively. After reductions for federal and state income tax benefits, the Company had net UTB's of $6.6 million and $7.0 million, respectively. The Company has approximately $4.1 million of UTB's that, if recognized, would not impact the effective tax rate.

TRIMAS CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

20. Income Taxes (Continued)

        A reconciliation of the change in the UTB balance from December 31, 2007 to December 31, 2008 is as follows (in thousands):

	Federal, State, and Foreign	Accrued Interest & Penalties	Unrecognized Gross Income Tax Benefits	Deferred Federal and State Income Tax Benefits	Unrecognized Income Tax Benefits, Net of Deferred Federal and State Benefits
Balance at January 1, 2007	$6,610	$1,080	$7,690	$(970)	$6,720
Tax positions related to current year:
Additions	310	50	360	(60)	300
Tax positions related to prior years:
Additions	80	340	420	(160)	260
Reductions	(140)	(40)	(180)	60	(120)
Settlements	—	—	—	—	—
Lapses in the statutes of limitations	(120)	(30)	(150)	10	(140)

Balance at December 31, 2007	$6,740	$1,400	$8,140	$(1,120)	$7,020

Tax positions related to current year:
Additions	30	10	40	—	40
Tax positions related to prior years:
Additions	40	20	60	(20)	40
Reductions	(370)	(60)	(430)	110	(320)
Settlements	(50)	(50)	(100)	30	(70)
Lapses in the statutes of limitations	(100)	(60)	(160)	50	(110)

Balance at December 31, 2008	$6,290	$1,260	$7,550	$(950)	$6,600

Less: Tax attributable to timing items included above	—	—	—	—	—
Less: UTB's included above that would impact goodwill if recognized	(4,110)	—	(4,110)	—	(4,110)

Total UTB's that, if recognized, would impact the effective income tax rate as of December 31, 2008	$2,180	$1,260	$3,440	$(950)	$2,490

        The Company can be subject to U.S. Federal income tax examinations for tax years 2002 through 2008, and non-U.S. income tax examinations for years 2002 through 2008. In addition, the Company is subject to state and local income tax examinations for the tax years 2002 through 2008. There are currently one state and five foreign income tax examinations in process. The Company does not believe that the results of these examinations will have a significant impact on the Company's tax position or its effective tax rate.

        Management monitors changes in tax statutes and regulations and the issuance of judicial decisions to determine the potential impact to uncertain income tax positions. As of December 31, 2008, management of the Company is not aware of and does not anticipate any material subsequent events that could have a significant impact on the UTB balance during the next twelve months.

        Upon the adoption of SFAS No. 141(R) on January 1, 2009, the UTB's of $4.1 million shown in the table above would impact earnings if recognized.

TRIMAS CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

21. Summary Quarterly Financial Data

	As of December 31, 2008
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(unaudited, dollars in thousands)
Net Sales	$264,590	$282,840	$260,730	$213,140
Gross Profit	69,930	76,020	68,630	48,600
Income (loss) from continuing operations	7,610	9,690	8,060	(153,950)
Income from discontinued operations, net of income taxes	260	(240)	260	(7,880)
Net income (loss)	7,870	9,450	8,320	(161,830)
Earnings (loss) per share—basic:
Continuing operations	$0.22	$0.29	$0.24	$(4.60)
Discontinued operations, net of income tax benefit	0.01	(0.01)	0.01	(0.24)

Net income (loss) per share	$0.23	$0.28	$0.25	$(4.84)

Weighted average shares—basic	33,409,500	33,409,500	33,420,560	33,450,444

Earnings (loss) per share—diluted:
Continuing operations	$0.22	$0.29	$0.24	$(4.60)
Discontinued operations, net of income tax benefit	0.01	(0.01)	0.01	(0.24)

Net income (loss) per share	$0.23	$0.28	$0.25	$(4.84)

Weighted average shares—diluted	33,551,645	33,642,907	33,469,027	33,450,444

	As of December 31, 2007
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(unaudited, dollars in thousands)
Net Sales	$268,130	$270,340	$242,530	$222,070
Gross Profit	74,360	75,110	66,160	57,930
Income (loss) from continuing operations	7,300	(4,500)	4,780	(168,780)
Income from discontinued operations, net
of income taxes	(250)	1,310	1,800	(90)
Net income (loss)	7,050	(3,190)	6,580	(168,870)
Earnings (loss) per share—basic:
Continuing operations	$0.35	$(0.17)	$0.15	$(5.05)
Discontinued operations, net of income tax benefit	(0.01)	0.05	0.05	—

Net income (loss) per share	$0.34	$(0.12)	$0.20	$(5.05)

Weighted average shares—basic	20,759,500	26,223,236	33,409,500	33,409,500

Earnings (loss) per share—diluted:
Continuing operations	$0.35	$(0.17)	$0.15	$(5.05)
Discontinued operations, net of income tax benefit	(0.01)	0.05	0.05	—

Net income (loss) per share	$0.34	$(0.12)	$0.20	$(5.05)

Weighted average shares—diluted	20,759,500	26,223,236	33,409,500	33,409,500

TRIMAS CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

22. Subsequent Events

        In March 2009, the Company announced plans to close its manufacturing facility in Mosinee, Wisconsin by the third quarter of 2009, moving production and distribution functions currently in Mosinee to lower-cost manufacturing facilities or to its third-party sourcing partners. In connection with this action, the Company expects to record cash and non-cash charges during 2009 related to closure and move costs, employee severance benefits, impairment of machinery and equipment that will no longer be utilized and unrecoverable future lease obligations for the leased manufacturing facility that will cease to be used following completion of the plant closure.

        In February 2009, the Company completed the renewal of its receivables securitization facility. Key terms of the renewal include a customary 364-day term, committed funding of up to $55.0 million and a cost of funds under the facility equal to a commercial paper-based rate plus a usage fee of 4.5%.

        In January 2009, the Company entered into two new interest rate swap agreements to fix the LIBOR-based variable portion of its interest rate on $75.0 million notional amount of its term loan facility at 1.39% and $125 million notional amount of its term loan facility at 1.91%. The $75.0 million notional amount interest rate swap commences in January 2009 and extends through January 2011. The $125.0 million notional amount interest rate swap commences in October 2009 and extends through July 2011. These interest rate swaps are designated as cash flow hedges under SFAS No. 133. The Company believes these cash flow hedges are "effective" as defined in SFAS No. 133, as changes in the cash flows of the interest rate swaps are expected to exactly offset the changes in the cash flows of variable rate debt attributable to fluctuations in the LIBOR.

        During the first quarter of 2009, the Company acquired $28.7 million face value of its Notes in open market purchase transactions at various rates for $14.5 million.

23. Supplemental Guarantor Condensed Combining and Consolidating Financial Statements

        Under an indenture dated June 6, 2002, TriMas Corporation, the parent company ("Parent"), issued 9 7/8% senior subordinated notes due 2012 in a total principal amount of $437.8 million (face value), of which $8.0 million was subsequently retired in the fourth quarter of 2008 as a result of Notes repurchased with cash on hand and $100.0 million was subsequently retired in the second quarter of 2007 in connection with the Company's initial public offering. The remaining outstanding Notes are guaranteed by substantially all of the Company's domestic subsidiaries ("Guarantor Subsidiaries"). All of the Guarantor Subsidiaries are 100% owned by the Parent and their guarantee is full, unconditional, joint and several. The Company's non-domestic subsidiaries and TSPC, Inc. have not guaranteed the Notes ("Non-Guarantor Subsidiaries"). The Guarantor Subsidiaries have also guaranteed amounts outstanding under the Company's Credit Facility.

        The accompanying supplemental guarantor condensed, consolidating financial information is presented using the equity method of accounting for all periods presented. Under this method, investments in subsidiaries are recorded at cost and adjusted for the Company's share in the subsidiaries' cumulative results of operations, capital contributions and distributions and other changes in equity. Elimination entries relate primarily to the elimination of investments in subsidiaries and associated intercompany balances and transactions.

TRIMAS CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

23. Supplemental Guarantor Condensed Combining and Consolidating Financial Statements (Continued)

Supplemental Guarantor
Condensed Financial Statements
Consolidated Balance Sheet
(Dollars in thousands)

	December 31, 2008
	Parent	Guarantor	Non-Guarantor	Eliminations	Consolidated Total
Assets
Current assets:
Cash and cash equivalents	$—	$340	$3,570	$—	$3,910
Trade receivables, net	—	91,300	13,460	—	104,760
Receivables, intercompany	—	—	4,090	(4,090)	—
Inventories	—	165,590	23,360	—	188,950
Deferred income taxes	—	16,250	720	—	16,970
Prepaid expenses and other current assets	—	6,280	1,150	—	7,430
Assets of discontinued operations held for sale	—	26,200	—	—	26,200

Total current assets	—	305,960	46,350	(4,090)	348,220
Investments in subsidiaries	369,410	96,240	—	(465,650)	—
Property and equipment, net	—	133,150	48,420	—	181,570
Goodwill	—	157,360	44,920	—	202,280
Intangibles and other assets	16,020	189,140	3,930	(10,940)	198,150

Total assets	$385,430	$881,850	$143,620	$(480,680)	$930,220

Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$—	$4,960	$5,400	$—	$10,360
Accounts payable, trade	—	95,240	16,570	—	111,810
Accounts payable, intercompany	—	4,090	—	(4,090)	—
Accrued liabilities	1,390	57,320	7,630	—	66,340
Liabilities of discontinued operations	—	1,340	—	—	1,340

Total current liabilities	1,390	162,950	29,600	(4,090)	189,850
Long-term debt	329,140	258,070	12,370	—	599,580
Deferred income taxes	—	58,610	3,980	(10,940)	51,650
Other long-term liabilities	—	32,810	1,430	—	34,240

Total liabilities	330,530	512,440	47,380	(15,030)	875,320

Total shareholders' equity	54,900	369,410	96,240	(465,650)	54,900

Total liabilities and shareholders' equity	$385,430	$881,850	$143,620	$(480,680)	$930,220

TRIMAS CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

23. Supplemental Guarantor Condensed Combining and Consolidating Financial Statements (Continued)

Supplemental Guarantor
Condensed Financial Statements
Consolidated Balance Sheet
(Dollars in thousands)

	December 31, 2007
	Parent	Guarantor	Non-Guarantor	Eliminations	Consolidated Total
Assets
Current assets:
Cash and cash equivalents	$—	$550	$4,250	$—	$4,800
Trade receivables, net	—	69,760	19,610	—	89,370
Receivables, intercompany	—	—	1,700	(1,700)	—
Inventories	—	154,000	27,790	—	181,790
Deferred income taxes	—	17,960	900	—	18,860
Prepaid expenses and other current assets	—	5,870	1,140	—	7,010
Assets of discontinued operations held for sale	—	41,450	—	—	41,450

Total current assets	—	289,590	55,390	(1,700)	343,280
Investments in subsidiaries	528,420	139,880	—	(668,300)	—
Property and equipment, net	—	131,300	55,540	—	186,840
Goodwill	—	282,070	85,350	—	367,420
Intangibles and other assets	18,430	219,310	4,430	(11,720)	230,450

Total assets	$546,850	$1,062,150	$200,710	$(681,720)	$1,127,990

Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$—	$3,300	$5,090	$—	$8,390
Accounts payable, trade	—	102,920	18,940	—	121,860
Accounts payable, intercompany	—	1,700	—	(1,700)	—
Accrued liabilities	1,390	58,820	11,620		71,830
Liabilities of discontinued operations	—	1,450	—	—	1,450

Total current liabilities	1,390	168,190	35,650	(1,700)	203,530
Long-term debt	336,970	254,210	16,420	—	607,600
Deferred income taxes	—	77,890	7,110	(11,720)	73,280
Other long-term liabilities	—	33,440	1,650	—	35,090

Total liabilities	338,360	533,730	60,830	(13,420)	919,500

Total shareholders' equity	208,490	528,420	139,880	(668,300)	208,490

Total liabilities and shareholders' equity	$546,850	$1,062,150	$200,710	$(681,720)	$1,127,990

TRIMAS CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

23. Supplemental Guarantor Condensed Combining and Consolidating Financial Statements (Continued)

Supplemental Guarantor
Condensed Financial Statements
Consolidated Statement of Operations
(Dollars in thousands)

	Year ended December 31, 2008
	Parent	Guarantor	Non-Guarantor	Eliminations	Total
Net sales	$—	$828,420	$237,780	$(44,900)	$1,021,300
Cost of sales	—	(612,920)	(190,100)	44,900	(758,120)

Gross profit	—	215,500	47,680	—	263,180
Selling, general and administrative expenses	—	(143,040)	(23,460)	—	(166,500)
Gain (loss) on dispositions of property and equipment	—	(590)	250	—	(340)
Impairment of assets	—	(500)	—	—	(500)
Impairment of goodwill and indefinite-lived intangible assets	—	(123,510)	(48,710)	—	(172,220)

Operating loss	—	(52,140)	(24,240)	—	(76,380)
Other expense, net:
Interest expense	(34,990)	(19,090)	(1,660)	—	(55,740)
Gain (loss) on extinguishment of debt	3,740	—	—	—	3,740
Other, net	—	2,910	(5,200)	—	(2,290)

Loss before income tax (expense) benefit and equity in net loss of subsidiaries	(31,250)	(68,320)	(31,100)	—	(130,670)
Income tax (expense) benefit	10,940	(5,950)	(2,910)	—	2,080
Equity in net loss of subsidiaries	(115,880)	(34,010)	—	149,890	—

Income (loss) from continuing operations	(136,190)	(108,280)	(34,010)	149,890	(128,590)
Income from discontinued operations	—	(7,600)	—	—	(7,600)

Net income (loss)	$(136,190)	$(115,880)	$(34,010)	$149,890	$(136,190)

TRIMAS CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

23. Supplemental Guarantor Condensed Combining and Consolidating Financial Statements (Continued)

Supplemental Guarantor
Condensed Financial Statements
Consolidated Statement of Operations
(Dollars in thousands)

	Year ended December 31, 2007
	Parent	Guarantor	Non-Guarantor	Eliminations	Total
Net sales	$—	$818,320	$237,760	$(53,010)	$1,003,070
Cost of sales	—	(589,720)	(192,800)	53,010	(729,510)

Gross profit	—	228,600	44,960	—	273,560
Selling, general and administrative expenses	—	(145,810)	(28,000)	—	(173,810)
Advisory services agreement termination fee	—	(10,000)	—	—	(10,000)
Costs for early termination of operating leases	—	(4,230)	—	—	(4,230)
Settlement of Canadian benefit plan liability	—	—	(3,870)	—	(3,870)
Gain (loss) on dispositions of property and equipment	—	(3,150)	1,430	—	(1,720)
Impairment of assets	—	—	(3,370)	—	(3,370)
Impairment of goodwill and indefinite-lived intangible assets	—	(154,840)	(16,370)	—	(171,210)

Operating loss	—	(89,430)	(5,220)	—	(94,650)
Other expense, net:
Interest expense	(38,710)	(26,740)	(2,860)	—	(68,310)
Debt extinguishment costs	(7,440)	—	—	—	(7,440)
Other, net	3,530	(5,990)	(1,420)	—	(3,880)

Loss before income tax (expense) benefit and equity in net loss of subsidiaries	(42,620)	(122,160)	(9,500)	—	(174,280)
Income tax (expense) benefit	11,710	2,370	(1,000)	—	13,080
Equity in net loss of subsidiaries	(127,520)	(10,500)	—	138,020	—

Income (loss) from continuing operations	(158,430)	(130,290)	(10,500)	138,020	(161,200)
Income from discontinued operations	—	2,770	—	—	2,770

Net income (loss)	$(158,430)	$(127,520)	$(10,500)	$138,020	$(158,430)

TRIMAS CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

23. Supplemental Guarantor Condensed Combining and Consolidating Financial Statements (Continued)

Supplemental Guarantor
Condensed Financial Statements
Consolidated Statement of Operations
(Dollars in thousands)

	Year ended December 31, 2006
	Parent	Guarantor	Non-Guarantor	Eliminations	Total
Net sales	$—	$810,810	$185,240	$(47,710)	$948,340
Cost of sales	—	(593,060)	(147,190)	47,710	(692,540)

Gross profit	—	217,750	38,050	—	255,800
Selling, general and administrative expenses	—	(136,220)	(20,820)	—	(157,040)
Loss on dispositions of property and equipment	—	(490)	(60)	—	(550)
Impairment of assets	—	(510)	—	—	(510)
Impairment of goodwill	—	(116,500)	—	—	(116,500)

Operating profit	—	(35,970)	17,170	—	(18,800)
Other income (expense), net:
Interest expense	(43,010)	(31,990)	(4,060)	—	(79,060)
Debt extinguishment costs	—	(8,610)	—	—	(8,610)
Other, net	30	(4,010)	(170)	—	(4,150)

Income (loss) before income tax (expense) benefit and equity in net income (loss) of subsidiaries	(42,980)	(80,580)	12,940	—	(110,620)
Income tax (expense) benefit	15,250	(12,720)	(3,340)	—	(810)
Equity in net income (loss) of subsidiaries	(101,180)	9,600	—	91,580	—

Income (loss) from continuing operations	(128,910)	(83,700)	9,600	91,580	(111,430)
Loss from discontinued operations	—	(17,480)	—	—	(17,480)

Net income (loss)	$(128,910)	$(101,180)	$9,600	$91,580	$(128,910)

TRIMAS CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

23. Supplemental Guarantor Condensed Combining and Consolidating Financial Statements (Continued)

Supplemental Guarantor
Condensed Financial Statements
Consolidated Statement of Cash Flows
(Dollars in thousands)

	For the Year Ended December 31, 2008
	Parent	Guarantor	Non-Guarantor	Eliminations	Total
Cash Flows from Operating Activities:
Net cash provided by (used for) operating activities	$(33,340)	$43,440	$21,070	$—	$31,170

Cash Flows from Investing Activities:
Capital expenditures	—	(22,990)	(6,180)	—	(29,170)
Acquisition of businesses, net of cash acquired	—	(3,790)	(2,860)	—	(6,650)
Net proceeds from disposition of businesses and other assets	—	490	1,950	—	2,440

Net cash used for investing activities	—	(26,290)	(7,090)	—	(33,380)

Cash Flows from Financing Activities:
Repayments of borrowings on senior credit facilities	—	(2,600)	(2,470)	—	(5,070)
Proceeds from borrowings on term loan facilities	—	—	490	—	490
Proceeds from borrowings on revolving credit facilities	—	568,640	8,350	—	576,990
Repayments of borrowings on revolving credit facilities	—	(560,500)	(6,470)	—	(566,970)
Retirement of senior subordinated notes	(4,120)	—	—	—	(4,120)
Intercompany transfers (to) from subsidiaries	37,460	(22,900)	(14,560)	—	—

Net cash provided by (used for) financing activities	33,340	(17,360)	(14,660)	—	1,320

Cash and Cash Equivalents:
Increase for the period	—	(210)	(680)	—	(890)
At beginning of period	—	550	4,250	—	4,800

At end of period	$—	$340	$3,570	$—	$3,910

TRIMAS CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

23. Supplemental Guarantor Condensed Combining and Consolidating Financial Statements (Continued)

Supplemental Guarantor
Condensed Financial Statements
Consolidated Statement of Cash Flows
(Dollars in thousands)

	For the Year Ended December 31, 2007
	Parent	Guarantor	Non-Guarantor	Eliminations	Total
Cash Flows from Operating Activities:
Net cash provided by (used for) operating activities	$(38,570)	$82,730	$20,810	$—	$64,970

Cash Flows from Investing Activities:
Capital expenditures	—	(26,610)	(8,120)	—	(34,730)
Acquisition of leased assets	—	(29,960)	—	—	(29,960)
Acquisition of businesses, net of cash acquired	—	(13,540)	—	—	(13,540)
Net proceeds from disposition of businesses and other assets	—	9,320	—	—	9,320

Net cash used for investing activities	—	(60,790)	(8,120)	—	(68,910)

Cash Flows from Financing Activities:
Proceeds from sale of common stock in connection with the Company's initial public offering, net of issuance costs	126,460	—	—	—	126,460
Repayments of borrowings on senior credit facilities	—	(2,600)	(2,340)	—	(4,940)
Proceeds from borrowings on revolving credit facilities	—	498,590	9,950	—	508,540
Repayments of borrowings on revolving credit facilities	—	(512,630)	(12,290)	—	(524,920)
Retirement of senior subordinated notes	(100,000)	—	—	—	(100,000)
Intercompany transfers (to) from subsidiaries	12,110	(5,210)	(6,900)	—	—

Net cash provided by (used for) financing activities	38,570	(21,850)	(11,580)	—	5,140

Cash and Cash Equivalents:
Increase for the period		90	1,110	—	1,200
At beginning of period	—	460	3,140	—	3,600

At end of period	$—	$550	$4,250	$—	$4,800

TRIMAS CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

23. Supplemental Guarantor Condensed Combining and Consolidating Financial Statements (Continued)

Supplemental Guarantor
Condensed Financial Statements
Consolidated Statement of Cash Flows
(Dollars in thousands)

	For the Year Ended December 31, 2006
	Parent	Guarantor	Non-Guarantor	Eliminations	Total
Cash Flows from Operating Activities:
Net cash provided by (used for) operating activities	$(43,230)	$37,880	$21,230	$—	$15,880

Cash Flows from Investing Activities:
Capital expenditures	—	(15,180)	(7,300)	—	(22,480)
Acquisition of leased assets	—	(7,360)	—	—	(7,360)
Net proceeds from disposition of businesses and other assets	—	7,680	—	—	7,680

Net cash used for investing activities	—	(14,860)	(7,300)	—	(22,160)

Cash Flows from Financing Activities:
Repayments of borrowings on senior credit facilities	—	(256,900)	(510)	—	(257,410)
Proceeds from borrowings on term loan facilities	—	260,000	—	—	260,000
Proceeds from borrowings on revolving credit facilities	—	683,270	5,600	—	688,870
Repayments of borrowings on revolving credit facilities	—	(672,600)	(10,550)	—	(683,150)
Debt issuance costs	—	(2,160)	—	—	(2,160)
Intercompany transfers (to) from subsidiaries	43,230	(34,420)	(8,810)	—	—

Net cash provided by (used for) financing activities	43,230	(22,810)	(14,270)	—	6,150

Cash and Cash Equivalents:
Increase (decrease) for the period	—	210	(340)	—	(130)
At beginning of period	—	250	3,480	—	3,730

At end of period	$—	$460	$3,140	$—	$3,600

QuickLinks

  Exhibit 99.4
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
TriMas Corporation Consolidated Balance Sheet (Dollars in thousands)
TriMas Corporation Consolidated Statement of Operations (Dollars in thousands, except per share amounts)
TriMas Corporation Consolidated Statement of Cash Flows (Dollars in thousands)
TriMas Corporation Consolidated Statement of Shareholders' Equity Years Ended December 31, 2008, 2007 and 2006 (Dollars in thousands)
TRIMAS CORPORATION NOTES TO FINANCIAL STATEMENTS
Supplemental Guarantor Condensed Financial Statements Consolidated Balance Sheet (Dollars in thousands)
Supplemental Guarantor Condensed Financial Statements Consolidated Balance Sheet (Dollars in thousands)
Supplemental Guarantor Condensed Financial Statements Consolidated Statement of Operations (Dollars in thousands)
Supplemental Guarantor Condensed Financial Statements Consolidated Statement of Operations (Dollars in thousands)
Supplemental Guarantor Condensed Financial Statements Consolidated Statement of Operations (Dollars in thousands)
Supplemental Guarantor Condensed Financial Statements Consolidated Statement of Cash Flows (Dollars in thousands)
Supplemental Guarantor Condensed Financial Statements Consolidated Statement of Cash Flows (Dollars in thousands)
Supplemental Guarantor Condensed Financial Statements Consolidated Statement of Cash Flows (Dollars in thousands)